EXHIBIT 4.20
                                                                    CONFIDENTIAL

                              TGF-A / HER-1 VACCINE

            LICENSE, DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

                                BETWEEN AND AMONG

                                 TARCANTA INC.,
                                 TARCANTA, LTD.,

                                  CIMAB, S.A.,

                              YM BIOSCIENCES, INC.
                                       AND
                                   CIMYM, INC.

                               DATED JULY 13, 2004

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                                TABLE OF CONTENTS

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Exhibit A Licensed Patent Rights

Exhibit B Transferred Assets

Exhibit C Form of Quality Agreement

Exhibit D Patent and Know-How Agreement between CIM and CIMAB

Exhibit E Patent License Agreement between HEBER BIOTEC, S.A. and CIMAB


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                              TGF-A / HER-1 VACCINE

            LICENSE, DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

      THIS TGF-a / HER-1 VACCINE LICENSE, DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT (the "Agreement") is made effective as of the 13th day of July, 2004 (the "Effective Date") by and between CIMAB, S.A., a corporation organized under the laws of Cuba, having offices at Calle 206, No. 1926, e/ 19 y 21, Atabey, Playa, Ciudad de La Habana, Cuba ("CIMAB"), TARCANTA , a corporation organized under the laws of the State of Delaware, United States of America, having offices at 2110 Rutherford Road, Carlsbad, California 92008 ("TARCANTA"), TARCANTA, Ltd., a corporation organized under the laws of the Republic of Ireland, having offices at 30 Herbert Street, Dublin 2, Ireland ("TARCANTA LTD."), YM BIOSCIENCES, INC., a corporation organized under the laws of Nova Scotia, Canada, having offices at 5045 Orbitor Drive, Building 11, Suite 400, Mississauga, Ontario L4W 4Y4, Canada ("YMB"), and CIMYM, Inc., a corporation organized under the laws of Barbados, having offices at Chelston Park, Building 2, Collymore Rock St., St. Michael, Barbados, West Indies ("CIMYM"). TARCANTA, TARCANTA LTD., CIMAB, YMB and CIMYM are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

      1. CIMAB, S.A. is a corporation with independent juridical personality organized under the laws of Cuba, with offices at Calle 206, No. 1926, e/ 19 y 21, Atabey, Playa, Ciudad de La Habana, Cuba.

      2. Centro de Inmunologia Molecular, located at Calle 216 y 15, Atabey, Playa, Ciudad de La Habana, 11600, Cuba ("CIM"), and HEBER BIOTEC, located at Ave. 31 e/ 158 y 190 Cubanacan, Playa, Ciudad de La Habana 10600, Cuba ("HEBER") have granted CIMAB licenses, with the right to grant the sublicenses to TARCANTA and TARCANTA LTD. contemplated under this Agreement, of certain patents, patent applications, other valuable technology and know-how owned or controlled by CIM and/or HEBER, to wit, certain patents, patent applications, other valuable technology and know-how relating to certain products, defined below as the Licensed Products. Copies of such license agreements are attached hereto and incorporated herein as Exhibits D and E. Neither CIM nor HEBER is a party to this Agreement, nor are they responsible for the debts, obligations or actions of CIMAB under this Agreement or arising from or in connection with this Agreement.

      3. TARCANTA is a corporation with independent juridical personality organized under the laws of the State of Delaware, United States of America ("U.S."), with offices at 2110 Rutherford Road, Carlsbad, California 92008, U.S.

      4. TARCANTA LTD. is a corporation with independent juridical personality organized under the laws of the Republic of Ireland, with offices at 30 Herbert Street, Dublin 2, Ireland 30 Herbert Street, Dublin 2, Ireland 30 Herbert Street, Dublin 2, Ireland.


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      5. YMB is a corporation with independent juridical personality organized under the laws of Nova Scotia, Canada, with offices at 5045 Orbitor Drive, Building 11, Suite 400, Mississauga, Ontario L4W 4Y4, Canada ("YMB").

      6. CIMYM is a corporation with independent juridical personality organized under the laws of Barbados, with offices at Chelston Park, Building 2, Collymore Rock St., St. Michael, Barbados, West Indies ("CIMYM").

      7. TARCANTA and TARCANTA LTD. believe that conducting international clinical trials in countries throughout the Territory, including the Other Countries, will significantly advance their ability to obtain Regulatory Approvals of the Licensed Products in the U.S. and throughout the Territory in a timely manner by increasing the number and diversity of patients that may be enrolled in clinical trials of the Licensed Products. Accordingly, TARCANTA, TARCANTA LTD. and CIMAB agree to further develop and TARCANTA and TARCANTA LTD. agree to conduct clinical trials for the Licensed Products and to obtain Regulatory Approvals that are necessary in order to market and sell the Licensed Products in the Territory (as such terms are defined below) in accordance with the terms and conditions of this Agreement. For the purposes of this Agreement, all countries in the Territory other than the U.S., Canada and Mexico shall be referred to herein as the "Other Countries."

      8. TARCANTA and TARCANTA LTD. and TARCANTA LTD. agree, upon receipt of applicable Regulatory Approvals, to manufacture, market and sell the Licensed Products in the U.S., Canada and Mexico.

      7. Consistent with normal industry practices in a licensing arrangement of this nature, and in an effort to advance the potential for making the Licensed Products available for the treatment of cancer patients in the U.S. and throughout the Territory, TARCANTA LTD. and TARCANTA LTD. agree, upon receipt of applicable Regulatory Approvals, to market and sell the Licensed Products purchased from CIMAB in the Other Countries, in accordance with the terms and conditions of this Agreement.

      9. In order to ensure an adequate supply of the Licensed Products for clinical testing and, upon commercialization, for the treatment of patients in the U.S. and throughout the Territory, TARCANTA and TARCANTA LTD. agree to purchase the Licensed Products from CIMAB, and CIMAB agrees to manufacture and sell such Licensed Products to TARCANTA and TARCANTA LTD., in accordance with the terms and conditions of this Agreement.

      10. CIMAB previously licensed certain rights to the Licensed Products to CIMYM pursuant to that certain Licensing Agreement between CIMAB and CIMYM dated as of January 24th, 2001 (the "CIMAB-CIMYM Vaccine Agreement"), and CIMAB and CIMYM now wish to suspend the CIMAB-CIMYM Vaccine Agreement, and to permit TARCANTA and TARCANTA LTD. to sublicense directly from CIMAB certain rights to the Licensed Products under this Agreement.


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      11. Because the Parties believe that a more effective vaccine for the treatment of some types of cancer may be created by the sequential use or the combination of the TGF-a and/or HER-1 Vaccines with an EGF Vaccine Controlled By CIMAB, simultaneously with the execution of this Agreement, TARCANTA and TARCANTA LTD. will also enter into a certain EGF Vaccine License, Development, Manufacturing and Supply Agreement with CIMAB, pursuant to which TARCANTA and TARCANTA LTD. will further develop, conduct clinical trials, manufacture and sell the EGF Vaccine (as such term is defined therein) in the Territory. For the purposes of this Agreement, all countries in the Territory other than the U.S., Canada and Mexico shall be referred to herein as the "Other Countries."

      In consideration of the premises and of the mutual covenants and obligations set forth herein, the Parties hereby agree as set forth below.

                                   ARTICLE 1.

                                   DEFINITIONS

      The following capitalized and italicized terms shall have the following meanings:

      1.1 "Adjuvant" shall mean any and all compounds, compositions, components or formulations of components, intended to induce, enhance or modify an antigen-specific, active response of the Licensed Product in combination with one or more antigens.

      1.2 "Affiliate" means any individual, corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition of "Affiliate," the term "control" means the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise; provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing body, but is restricted from electing such majority by contract or otherwise until the time such restrictions are no longer in effect.

      1.3 "Applicable Laws" means all laws, statutes, ordinances, codes, rules and regulations that have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement. For purposes of this Agreement, GCPs, GLPs and cGMPs (as such terms are defined below) shall be deemed to be within the term "Applicable Laws."


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      1.4 "Barter" means that offsetting mechanism under which TARCANTA and
TARCANTA LTD. discharge certain of their payment obligations hereunder by placing funds in the Barter Escrow Account against which the value of Barter Goods purchased by CIMAB shall be accredited according to the provisions set forth in Section 5.10.3.

      1.5 "Barter Escrow Account" means an escrow account opened with a reputable bank in London, England, or _______, Ireland, as agent bank, strictly for the purpose of receiving Barter Payments owed by TARCANTA and TARCANTA LTD. to CIMAB as provided by Section 5.10.3 herein, and against which CIMAB's purchase of Bartered Goods shall be debited pursuant to Section 5.10.3. Any bank on the list of specially designated nationals issued by the U.S. Treasury Department's Office of Foreign Assets Control, or which is a Cuban national, is not qualified to be a bank at which the "Barter Escrow Account" may be maintained. The funds in the Barter Escrow Account may be released only upon confirmation by such bank and its escrow agent that the goods listed on the purchase order received from CIMAB conform to the definition of Barter Goods, and upon further confirmation by such bank and its escrow agent that CIMAB has declared on the purchase order that said Barter Goods are to be used for public health purposes of the Cuban people.

      1.6 "Barter Goods" shall mean food, medicines and/or medical supplies to be exported to Cuba and destined for the public health purposes of the Cuban people. As used in this Section 1.6, "food" means "agricultural commodities" as defined by the Trade Sanctions Reform and Export Enhancement Act, P.L. 106-387, Title IX, and the implementing regulations of the U.S.U.S. government. As used in this Section 1.6, "medicine" and "medical supplies" have the meaning of "medicine" and "medical device" in the Trade Sanctions Reform and Export Enhancement Act, P.L. 106-387, Title IX, and any implementing regulations of the U.S.U.S. government.

      1.7 "Barter Payments" means payments by TARCANTA, TARCANTA LTD., their Affiliates or Sublicensees into the "Barter Escrow Account" in accordance with the provisions set out in Section 5.10.3.

      1.8 "BLA" means a Biologics License Application to the FDA or an equivalent application to any other Government Authority within the Territory requesting market approval for a new biological product (or a New Drug Application (NDA), or equivalent application, in the event that the FDA or other Government Authority determines that an NDA, rather than a BLA, is the appropriate mechanism for requesting such approval).

      1.9 "Carrier Protein" means any immunogenic carrier or fusion protein including, without limitation, P64K.

      1.10 "CIMAB's Licensors" or "its Licensors" means CIM and HEBER.

      1.11 "Combination Product" means any formulated therapeutic cancer vaccine that includes one or more of the Licensed Products and the EGF Vaccine sublicensed to TARCANTA and TARCANTA LTD. under the EGF Vaccine License, Development, Manufacturing and Supply Agreement. For the avoidance of doubt, the term "Combination Product" excludes the combined administration to a patient of such products separately, provided that they are priced and sold independently.


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      1.12 "Commercialization Phase" means the period after the approval by the
U.S. FDA of the first BLA for any Licensed Product filed by TARCANTA, TARCANTA LTD. or their Affiliates or Sublicensees.

      1.13 "Committee I" shall have the meaning set forth in Article 3.

      1.14 "Committee II " shall have the meaning set forth in Article 4.

      1.15 "Confidential Information" shall have the meaning set forth in
Article 11.

      1.16 "Contract Manufacturer" means any Person contracted by TARCANTA, TARCANTA LTD., their Affiliates or Sublicensees, or by CIMAB to manufacture, Finish (as such term is defined herein), or supply the Licensed Products, or any component or ingredient thereof, in accordance with the terms and conditions of this Agreement; provided, however, that no assignment of rights to a Contract Manufacturer hereunder shall relieve CIMAB, TARCANTA or TARCANTA LTD., or their Affiliates or Sublicensees, of their obligations to fully comply with the terms and conditions of this Agreement. In the case of TARCANTA, TARCANTA LTD., their Affiliates or Sublicensees, "Contract Manufacturer" shall not include any entity that is a Cuban national.

      1.17 "Controlled By" means with respect to any Licensed Know-How, Licensed Patent Rights, or other intellectual property right that a Party owns, has a license to, or otherwise uses and has the ability to grant to the other party access, a license or a sublicense (as applicable) to such Licensed Know-How, Licensed Patent Rights, or other intellectual property right as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party, including a Third Party Cuban National, existing at the time such Party would be first required under this Agreement to grant the other Party such access, license or sublicense.

      1.18 "Cost of Goods Sold" means TARCANTA or TARCANTA LTD.'s documented, actual costs of manufacture of the Licensed Products, including costs of packaging, labeling and insurance and transportation. Cost of Goods Sold shall not include the costs of conducting clinical trials or performing pre-clinical testing; sales, general and administrative costs; capital expenditures; research and development costs; or interest expenses.

      1.19 "Cuban national" means, unless otherwise stated, a "national" of Cuba within the meaning of the Cuban Assets Control Regulations, 31 C.F.R.515.302, issued by the U.S.U.S. Treasury Department's Office of Foreign Assets Control.


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      1.20 "Delivery Date" shall have the meaning set forth in Article 7.

      1.21 "Delivery Location" shall have the meaning set forth in Article 7.

      1.22 "Development Phase" means the period prior to the approval by the U.S. FDA of the first BLA filed by TARCANTA or TARCANTA LTD. for any Licensed Product.

      1.23 "Development Plan" shall have the meaning set forth in Article 3.

      1.24 "Development Work" shall have the meaning set forth in Article 3.

      1.25 "Disclosing Party" shall have the meaning set forth in Article 11.

      1.26 "Dispute Resolution Procedures" means the procedures established by
Article 14.

      1.27 "Effective Date" means the date set forth in the first paragraph of this Agreement.

      1.28 "Europe" means Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Portugal, Spain, Sweden, The Netherlands, United Kingdom, Cyprus, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia, Bulgaria, Romania, Turkey, Norway, Liechtenstein, San Marino, Monaco, and the Vatican.

      1.29 "FDA" means the U.S. Food and Drug Administration, and any successor thereto.

      1.30 "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.. Code 321 et seq., as amended from time to time.

      1.31 "Finish" means to fill, package and label the Licensed Products in their final packaging configuration for sale to an end-user.

      1.32 "Firm Commitment Quantities" shall have the meaning set forth in
Section 7.1.1.

      1.33 "First Commercial Sale" means the first sale of a Licensed Product by TARCANTA, TARCANTA LTD., or their Affiliates or Sublicensees for use or consumption of such Licensed Product in a country in the Territory where Regulatory Approval of such Licensed Product has been obtained. Sale of a Licensed Product to an Affiliate or a Sublicensee shall not constitute a First Commercial Sale unless such Affiliate or such Sublicensee is the end user of such Licensed Product.

      1.34 "Force Majeure" shall have the meaning set forth in Section 15.2.


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      1.35 "GCPs" means good clinical practices equivalent to those applicable in the U.S. and specifically including the International Committee on Harmonization Guidelines for Good Clinical Practices.

      1.36 "GLPs" means current good laboratory practices equivalent to those applicable in the U.S.U.S. and in effect from time to time during the term of this Agreement.

      1.37 "cGMPs" means current good manufacturing practices equivalent to those applicable in the U.S. and in effect from time to time during the term of this Agreement.

      1.38 "Government Authority" means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

      1.39 "Importer" shall have the meaning set forth in Section 7.1.1

      1.40 "Improvement" means any improvement in or modification to an existing Licensed Product, Licensed Patent Right, or Licensed Know-How including, without limitation, any new method of treating cancer patients using the Licensed Products, developed, individually by or on behalf of CIMAB or by or on behalf of TARCANTA, TARCANTA LTD. or their Affiliates or its Subsidiaries, or jointly by the any of the Parties and/or their respective Affiliates or Subsidiaries, under the Development Plan. Any patent rights resulting from any Improvement shall be included within the definition of Licensed Patent Rights for purposes of this Agreement. Any Know-How resulting from any Improvement shall be included within the definition of Know-How for purposes of this Agreement. Notwithstanding anything in the foregoing to the contrary, neither TARCANTA, TARCANTA LTD. nor their respective Affiliates or Subsidiaries shall be required to transfer or license, nor shall they transfer or license, to CIMAB any Know-How unrelated to the Licensed Product, and neither CIMAB nor its Licensors shall be required to transfer or license, nor shall they transfer or license, to TARCANTA or TARCANTA LTD. or their respective Affiliates or Subsidiaries any Know-How unrelated to the Licensed Products.

      1.41 "IND Submission" means an "Investigational New Drug" application to the FDA requesting approval to initiate a clinical trial on a new drug or biological product.

      1.42 "Infringement" shall have the meaning set forth in Article 10.

      1.43 "Know-How" means information, data and proprietary rights of any type whatsoever (other than the Licensed Patent Rights) in any tangible or intangible form whatsoever relevant to the development, manufacture and commercialization of any Licensed Product, including, without limitation, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, results of studies, technical drawings and related copyrights, and other similar information.


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      1.44 "Licensed Know-How" means Know-How Controlled By CIMAB related to any
Licensed Product at any time during the term of this Agreement and the Know-How Controlled By either Party related to the Improvements at any time during the term of this Agreement.

      1.45 "Licensed Patent Rights" means (i) the patents and patent applications listed on Exhibit A attached hereto and incorporated herein by reference, covering Licensed Products or methods of manufacture or use thereof owned or Controlled By CIMAB; (ii) all divisional, continuation, continuation-in-part, reissue, extension, re-examination, renewal, or substitute applications within the Territory; (iii) all patents and patent applications within the Territory that result from the Improvements; (iv) all patents that may issue on any of the patent applications within (i), (ii) or (iii) above; and
(v) all foreign patent applications and patents within the Territory corresponding to any of the patent applications or patents within (i), (ii),
(iii) or (iv) above. In addition, if within three (3) years of the Effective Date of this agreement, TARCANTA, TARCANTA LTD. or their respective Affiliates discover that they require a license to additional patents, patent applications, technology or Know-How Controlled By CIMAB that are directly related to the Licensed Products that are required by TARCANTA, TARCANTA LTD. or their respective Affiliates to accomplish the objectives of this Agreement, such patents, patent applications, technology or Know-How will automatically be added to the appropriate list or exhibits attached to this Agreement and by such addition be included as "Licensed Patent Rights" under this Agreement.

      1.46 "Licensed Product(s)" means any product containing (a) therapeutic cancer vaccines composed of a TGF-(alpha) carrier fusion protein conjugated to a Carrier Protein (the "TGF-(alpha) Vaccine"), and/or (b) therapeutic cancer vaccines composed of HER-1, delivered in a proprietary Th1-inducing delivery vehicle (the "HER-1 Vaccine"), or any portion, component or derivatives of the TGF-(alpha) and/or the HER-1 Vaccines, or any combination thereof that are otherwise co-administered to a patient as a means of treating cancer, and any Improvements thereto.

      1.47 "Marketing Plan" shall have the meaning set forth in Article 4.

      1.48 "Manufacturing Facilities" means the production plants used by any Operating Party hereto to manufacture, supply or Finish the Licensed Products, or any portion, component or derivatives of the Licensed Products, for sale in the Territory in accordance with the terms of this Agreement.

      1.49 "Net Sales" means the gross amount invoiced by TARCANTA, TARCANTA LTD., their Affiliates or Sublicensees in connection with sales of the Licensed Products to any Person in the Territory that is not an Affiliate, subsidiary or Sublicensee of TARCANTA or TARCANTA LTD., after deduction of all documented trade, case and quantity credits, discounts, refunds, rebates and administrative fees, allowances or credits for returns, sales commissions, and prepaid freight, transportation insurance, sales taxes and other government charges (including, without limitation, value-added taxes), and less either (a) the documented, applicable Cost of Goods Sold for such Licensed Products in the case of Licensed Products manufactured by or on behalf of TARCANTA or TARCANTA LTD., or (b) the applicable Transfer Price paid to CIMAB, in the case of Licensed Products manufactured by on or on behalf of CIMAB.


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      1.50 "Operating Parties" means CIMAB, TARCANTA and TARCANTA LTD..

      1.51 "Other Countries" means all countries in the Territory excluding the U.S., Canada and Mexico.

      1.52 "Party(ies)" means CIMAB, TARCANTA, TARCANTA LTD., YMB and CIMYM.

      1.53 "Payment in Cash" means all payments to CIMAB other than Barter Payments.

      1.54 "Person" means any person or legal entity.

      1.55 "Purchase Orders" shall have the meaning set forth in Article 7.

      1.56 "Quality Agreement" shall have the meaning set forth in Article 7.

      1.57 "Reasonable Commercial Efforts" means, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as typically made by commercial businesses in similar circumstances and context to achieve a particular result in a timely manner and maximize the economic return to the parties from its commercialization but shall not require a Party to take action that would be commercially unreasonable under the particular circumstances and context, but without taking into account alternate opportunities available to such Party.

      1.58 "Receiving Party" shall have the meaning set forth in Article 11.

      1.59 "Regulatory Approval" means, with respect to a jurisdiction or, where applicable, a multinational jurisdiction, (i) any approvals, licenses, registrations or authorizations necessary to conduct clinical trials of any Licensed Product, or for the manufacture, marketing and sale of any Licensed Product in such jurisdiction, and (ii) where relevant, pricing approvals necessary to obtain reimbursement from a Government Authority with respect to such Licensed Product. For the sake of clarity, except as otherwise expressly provided, "Regulatory Approval" shall not be achieved for any Licensed Product in a nation or, where applicable, a multinational jurisdiction until any applicable approvals relating to pricing and reimbursement from a Government Authority have been obtained in such nation or such jurisdiction. However, notwithstanding anything in this paragraph to the contrary, for purposes of determining the "Commercialization Phase" only, "Regulatory Approval" shall mean only any approvals, licenses, registrations or authorizations for the marketing and sale of any Licensed Product in a jurisdiction.


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      1.60 "Regulatory Application" means any application necessary and appropriate to obtain a Regulatory Approval, including, without limitation, all required documents, data and information concerning, filed or required to be filed, or otherwise submitted by either Party to a Governmental Authority in connection with obtaining such Regulatory Approval.

      1.61 "Royalty(ies)" shall have the meaning set forth in Section 5.3.

      1.62 "Specifications" means the specifications for any Licensed Product, consistent with the stage of development of such Licensed Product, as adopted and amended by Committee I from time to time.

      1.63 "Sublicensee" means a sublicensee of CIMAB, TARCANTA or TARCANTA LTD., authorized or permitted in accordance with the terms of this Agreement; provided, however, that no sublicense or assignment of rights to a Sublicensee hereunder shall relieve CIMAB, TARCANTA or TARCANTA LTD. of their obligations to fully comply with the terms and conditions of this Agreement.

      1.64 "Term" shall have the meaning set forth in Section 12.1.1.

      1.65 "Territory" means the U.S., the countries of "Europe" as defined above, Canada, Japan, Mexico, Australia, New Zealand and any other countries added by mutual agreement of the Parties in writing.

      1.66 "Third Country" means a country that is not Cuba or the U.S.

      1.67 "Third Party(ies)" means any Person(s) other than CIMAB, Cuban nationals (except where Cuban nationals are expressly included), TARCANTA, TARCANTA LTD., YMB, CIMYM or their respective Affiliates.

      1.68 "Transfer Price" shall have the meaning set forth in Section 6.1.2.

      1.69 "Transferred Assets" means the biological materials, documentation and other items listed on Exhibit B hereto.

                                    ARTICLE 2

                  SUSPENSION OF CIMAB-CIMYM VACCINE AGREEMENT,

                      GRANT OF RIGHTS AND RELATED COVENANTS

      2.1 Suspension of CIMAB-CIMYM Vaccine Agreement.

            2.1.1 In consideration of the payments to be made to YMB by TARCANTA and TARCANTA LTD. in accordance with the terms of this Agreement, CIMAB and CIMYM hereby agree that the CIMAB-CIMYM Vaccine Agreement shall be suspended by mutual agreement of CIMYM and CIMAB as of the Effective Date. Further, CIMAB agrees that, in the event that this Agreement is terminated in accordance with the terms hereof by any of the Operating Parties prior to its expiration, or specifically in the event that YMB fails to receive the consideration provided for it in the time or times set forth herein, upon the occurrence of such an event, the CIMAB-CIMYM Vaccine Agreement shall be deemed, as between CIMAB and CIMYM to have been reinstated and continued in full force and in effect, unamended except as specifically set forth in Section 2.1.2, below, without any further action of the Parties, and this Agreement and any sublicense granted pursuant to the terms of this Agreement shall be terminated and of no further force and effect.


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            2.1.2 In the event that, during the time that this Agreement is in effect, CIMAB grants a sublicense to a Third Party for any country that is not included in the definition of the Territory covered by this Agreement, but that is included in the definition of "territory" included in the CIMAB-CIMYM Agreement, upon the reinstatement of the CIMAB-CIMYM Agreement in the event that this Agreement is terminated, any such country shall be automatically excluded from the definition of the "territory" thereunder and CIMYM shall have no rights with respect to such country.

            2.1.3 In consideration for CIMYM and YMB's agreement to suspend the CIMAB-CIMYM Vaccine Agreement, and to timely perform the responsibilities set forth in Section 3.5.3, below, TARCANTA and/or TARCANTA LTD. agree to pay to YMB a total of [*], payable as follows: [*] payable on September 30, 2004; [*] payable on December 31, 2004, [*] payable on September 30, 2005, and [*] payable on December 31, 2005.

      2.2 Grant of Sublicenses by CIMAB to TARCANTA and TARCANTA LTD.

            2.2.1 Licensed Products - U.S., Canada and Mexico. Subject to the terms and conditions of this Agreement, CIMAB hereby grants to TARCANTA and TARCANTA LTD. an exclusive sublicense under the Licensed Patent Rights, the Licensed Know-How, and the Improvements to make, have made, use, offer for sale, market and sell the Licensed Products in the U.S., Canada and Mexico.

            2.2.2 Notwithstanding the foregoing Section 2.2.1, TARCANTA and TARCANTA LTD.'s rights under this Agreement to any Adjuvant and to any Carrier Protein with respect to the U.S., Canada and Mexico, shall be limited to making, having made, using, offering for sale, marketing and selling such Adjuvant and Carrier Protein in connection with the Licensed Products or any other therapeutic cancer vaccines or therapeutic cancer products licensed by CIMAB to TARCANTA or TARCANTA LTD. or any of their Affiliates or Sublicensees.

            2.2.3 Also notwithstanding the foregoing Section 2.2.1, CIMAB shall have the right to grant a sublicense to the Government of Mexico or to a government-owned instrumentality designated by the Government of Mexico to purchase from CIMAB and provide the Licensed Products for use only by healthcare facilities owned, controlled and managed by said government within Mexico for public health purposes, subject to the advance approval by TARCANTA of the terms and conditions of any such sublicense agreement, which approval shall not be unreasonably withheld, and provided that CIMAB shall use its best efforts to ensure that any Licensed Product provided by CIMAB or its Licensors to the Government of Mexico shall not subsequently be shipped to any of the countries within the Territory.

                                                                   CONFIDENTIAL

            2.2.4 Licensed Products - Other Countries. Subject to the terms and conditions of this Agreement, CIMAB hereby grants to TARCANTA LTD. and TARCANTA an exclusive sublicense under the Licensed Patent Rights, the Licensed Know-How, and the Improvements to use, offer for sale, market, sell, and import the Licensed Products in the Other Countries.

            2.2.5 Notwithstanding the foregoing Section 2.2.4, TARCANTA and TARCANTA LTD.'s rights under this Agreement to any Adjuvant and to any Carrier Protein with respect to any of the Other Countries, shall be limited to using, offering for sale, marketing selling and importing such Adjuvant and Carrier Protein in connection with the Licensed Products or any other therapeutic cancer vaccines or therapeutic cancer products licensed by CIMAB to TARCANTA or TARCANTA LTD. or any of their Affiliates or Sublicensees.

      2.3 Rights to Sublicense. TARCANTA and/or TARCANTA LTD. may sublicense their rights to use, offer for sale, market, sell and import the Licensed Products anywhere in the Territory to a Third Party, provided, however that (i) TARCANTA and/or TARCANTA LTD. shall amend the Marketing Plan developed, from time to time, by TARCANTA and/or TARCANTA LTD., to include the anticipated sublicense arrangement, and discuss same with Committee II in accordance with
Article 4 of this Agreement, (ii) CIMAB retains the exclusive right to manufacture the Licensed Products for the Other Countries, (iii) the applicable terms of the Sublicense Agreement (with the exception of the portion of the Royalties payable to CIMAB as a result of any such Sublicense Agreement in accordance with Section 5.6 of this Agreement), shall not be less favorable to CIMAB, in the aggregate, than the applicable terms of this Agreement, and (iv) that no such assignment of rights to a Sublicensee hereunder shall relieve TARCANTA or TARCANTA LTD. of their obligations to fully comply with the terms and conditions of this Agreement.

      2.4 It is understood and agreed that neither TARCANTA nor TARCANTA LTD. shall be required to undertake, and TARCANTA and TARCANTA LTD. shall not undertake, to sell any CIMAB product unrelated to the Licensed Products. It is understood and agreed that neither TARCANTA nor TARCANTA LTD. shall be required to transfer, and neither TARCANTA nor TARCANTA LTD. (including their officers, directors, employees and agents) will transfer to CIMAB, any technology or know-how unrelated to the Licensed Products.

      2.5 Covenant To Take No Action. Subject to the terms and conditions of this Agreement, CIMAB hereby represents, warrants and agrees that if any of CIMAB's, its Licensors' intellectual property rights are required to make, have made, use, offer for sale, sell and import Licensed Products anywhere in the Territory, neither CIMAB nor its Licensors shall take any action of any nature whatsoever during the term of this Agreement under such intellectual property rights which would prevent or interfere with such activities by TARCANTA, TARCANTA LTD. and their respective Affiliates and Sublicensees.

                                                                   CONFIDENTIAL

      2.6 Non-Competition. Neither TARCANTA, TARCANTA LTD. nor their respective Affiliates shall enter into other agreements with Third Parties to develop and/or market any molecularly defined therapeutic cancer vaccines that include substantially the same human epidermal growth factor receptor sequences or human epidermal growth factor receptor ligand sequences during the Term of this Agreement.

      2.7 Right of First Refusal. TARCANTA and TARCANTA LTD. shall have a right of first refusal to negotiate in good faith and in a timely manner with CIMAB for the acquisition of other EGF-based therapeutic cancer vaccines Controlled By CIMAB during the Term of this Agreement.

                                    ARTICLE 3

                                   DEVELOPMENT

      3.1 Development Plan. In an effort to develop the most efficacious version of the Licensed Products for the treatment of cancer patients in the U.S. and throughout the Territory, the Operating Parties agree to coordinate efforts to improve the manufacturing, quality control and quality assurance processes and methods for the Licensed Products, as well as to cooperate in the design and development of all pre-clinical and clinical trial testing protocols required to obtain Regulatory Approvals for the Licensed Products. Such further development of the Licensed Products ("Development Work") will be conducted by the Operating Parties pursuant to a mutually agreed development plan to be established by the Operating Parties within ninety (90) days after the Effective Date (as such plan is in effect from time to time, the "Development Plan"), in accordance with the terms and conditions set forth below.

      3.2 Committee I. Within twenty (20) business days after the Effective Date, TARCANTA and TARCANTA LTD. shall appoint three (3) individuals and CIMAB shall appoint three (3) individuals to serve as its representatives on Committee
I. Each of the Operating Parties shall have the right to change any or all of its representatives on Committee I upon written notice to the other Operating Parties. Committee I may appoint individuals to serve as representatives on subcommittees to assist Committee I with respect to any particular area required for development of the Licensed Products under the Development Plan, including, product manufacturing, process development, qualification and validation of Manufacturing Facilities necessary for the manufacture and supply of the Licensed Products, research, quality control and assurance, pre-clinical studies design, implementation and evaluation, clinical protocols design, implementation and evaluation, and regulatory filings directly related to the Licensed Products. Committee I shall:

                                                                   CONFIDENTIAL

      (a) Elaborate written plans for the transfer to TARCANTA or TARCANTA LTD., as designated by TARCANTA, of the Transferred Assets and all related materials and documentation;

      (b) Prepare and approve the Development Plan, including, without limitation, go/no-go criteria, timelines and responsibilities;

      (c) Monitor and make recommendations regarding the performance of the Operating Parties under the Development Plan and the conduct of the Development Work, including, without limitation, the design of clinical trial protocols and elaboration of quality controls;

      (d) Prepare and approve modifications to the Development Plan;

      (e) Adopt Specifications for the Licensed Products, taking into account any Applicable Laws;

      (f) Comment and advise on each of the Operating Party's plans for obtaining Regulatory Approvals relating to the Licensed Products;

      (g) Develop adverse event reporting criteria and procedures in accordance with Applicable Laws; and

      (h) Review any and all proposed publications or communications relating to the Development Plan, and activities relating to any Improvement, if applicable, and the results therefrom, and any and all proposed filings of patent applications in connection therewith.

      3.3 Committee I shall meet not less frequently than twice per calendar year during the Development Period, on such dates and at such times and locations as agreed to by the Operating Parties. In the event that representatives of the Operating Parties disagree upon any decision to be made with respect to the Development Plan, the decision shall be referred to their chief executive officers for resolution. In the event that the chief executive officers are not able to reach a timely resolution to the matter in question, TARCANTA and TARCANTA LTD. will have the right to make a final decision with respect to all activities that impact the development of the Licensed Products for eventual commercialization within the Territory, provided, however, that if the chief executive officers of the Operating Parties are unable to reach timely resolution on decisions that require a material expenditure of funds by CIMAB, the disagreement shall be referred to the Dispute Resolution procedure detailed in this Agreement. Members of Committee I may attend a meeting of Committee I either in person, by telephone, or by videoconference, but not by proxy. In the event any of CIMAB's representatives on Committee I are not granted a visa to attend a meeting scheduled to be held in the U.S., the meeting shall be held in a third country or, upon mutual agreement of CIMAB, TARCANTA and TARCANTA LTD., in Cuba.

      3.4 It is understood and agreed that neither TARCANTA nor TARCANTA LTD. shall have any obligation to transfer to CIMAB, and shall not transfer, directly or indirectly, to CIMAB or to any other Cuban national, any technology unrelated to the Licensed Products. It is further understood and agreed that no officer, director, employee or agent of TARCANTA or TARCANTA LTD. (whether he or she is a citizen or resident of the U.S. or of any other nationality) shall engage in technology transfer activity that is unrelated to the research and development of the Licensed Products.

                                                                   CONFIDENTIAL

      3.5 Responsibilities of the Parties.

            3.5.1 Without limitation, TARCANTA and TARCANTA LTD. and their respective its Affiliates and Sublicensees shall use Reasonable Commercial Efforts to:

      (a) Submit all Regulatory Applications relating to Licensed Products to jurisdictions within the Territory,

      (b) Obtain and maintain Regulatory Approvals for the Licensed Products in the Territory.

      (c) Perform the work to be performed by TARCANTA and TARCANTA LTD. under the Development Plan;

      (d) Conduct clinical trials necessary to obtain Regulatory Approvals required to market and sell Licensed Products in the Territory;

      (e) Correspond with all Government Authorities in the Territory with respect to the Licensed Products;

      (f) Market, sell, and distribute Licensed Product in the Territory;

      (g) Manufacture Licensed Product for sale and distribution in the U.S., Canada and Mexico, in accordance with Applicable Law; and

      (h) Disclose and communicate Improvements to CIMAB in a timely manner.

            3.5.2 Without limitation, CIMAB shall use Reasonable Commercial Efforts to:

      (a) Assist TARCANTA and TARCANTA LTD. in their submission of Regulatory Applications relating to Licensed Products to jurisdictions within the Territory

      (b) Perform the work to be performed by CIMAB under the Development Plan;

      (c) Obtain and maintain Regulatory Approvals required to manufacture Licensed Products for supply to TARCANTA LTD., TARCANTA, and their Affiliates and Sublicensees for sale in the Other Countries under this Agreement;

                                                                   CONFIDENTIAL

      (d) Disclose and communicate the Licensed Know-How to TARCANTA and TARCANTA LTD. in a timely manner;

      (e) disclose and communicate Improvements to TARCANTA and TARCANTA LTD. in a timely manner; and

      (f) Manufacture the Licensed Products for sale and distribution by TARCANTA LTD., NEWNCVX-DE, their Affiliates and Sublicensees in the Other Countries, in accordance with this Agreement.

            3.5.3 Without limitation, YMB and CIMYM shall use Reasonable Commercial Efforts to:

      (a) Within sixty (60) days following the Effective Date, provide the Operating Parties with copies of all written data, documentation, information, correspondence, reports, test results, summaries, analyses and opinions with respect to: (i) pre-clinical testing and clinical trials (including without limitation copies of clinical report forms); (ii) the prosecution of patent applications; and (iii) Regulatory Applications, developed by or on behalf of CIMYM and/or YMB in relation to the Licensed Products and the EGF Vaccine licensed to CIMYM under the CIMAB-CIMYM Vaccine Agreement prior to the Effective Date.

            3.5.4 As part of TARCANTA and TARCANTA LTD.'s efforts to obtain any Regulatory Approvals in the Territory, TARCANTA and TARCANTA LTD. may, during the Term of this Agreement, use any data generated by CIMAB, CIMYM, YMB and their respective Affiliates and Sublicensees with respect to the Licensed Products and the EGF Vaccine without additional cost to TARCANTA or TARCANTA LTD..

            3.5.5 As part of CIMAB's efforts to obtain any Regulatory Approvals outside the Territory, CIMAB may, during the Term of this Agreement, use outside the Territory any data generated by TARCANTA, TARCANTA LTD., CIMYM, YMB and their respective Affiliates and Sublicensees with respect to the Licensed Products and the EGF Vaccine without additional cost to CIMAB.

      3.6 Cooperation Regarding Regulatory Applications. In order to expedite the receipt of Regulatory Approvals for the Licensed Products throughout the Territory, and to ensure that all pertinent information regarding the safety and efficacy of the Licensed Products are timely communicated between the Operating Parties, each Operating Party shall, at least sixty (60) days in advance of such filings or submissions, inform the other Operating Parties of its intent to file Regulatory Applications to market and sell Licensed Products. The other Operating Parties will cooperate with the Operating Party that files or otherwise submits the Regulatory Application as such Operating Party reasonably requests in obtaining such Regulatory Approvals. In the event that any of the consultations or disclosures required under this Section 3.6 conflict with an Operating Party's confidentiality or non-disclosure obligations to a Third Party, the Operating Party with the conflict shall use its best efforts to make such information available to the other Operating Parties, including requesting the Third Party agree to enter into a confidentiality agreement with the other Operating Parties. Notwithstanding anything in this Agreement to the contrary, each Operating Party shall provide the other Operating Parties with complete information regarding (i) the results of any pre-clinical testing of the Licensed Products that indicates any potential for teratogenicity, mutagenicity or toxicity in humans; (ii) adverse events or serious adverse events associated with the administration of the Licensed Products to patients, (iii) all protocols, summaries of all data and the results of statistical analysis of such data with respect to the results of any interim or final analyses of all clinical trials performed using the Licensed Products; and (iv) any correspondence with any Government Authority, relating to any such Regulatory Approval, to the suspension or termination of any clinical trials regarding the Licensed Product, or the suspension or termination of any right to market the Licensed Products, once such approvals have been obtained.

                                                                   CONFIDENTIAL

      3.7 Maintenance of Regulatory Approvals. The Operating Party that owns a Regulatory Approval shall be responsible for filing all reports required to be filed under Applicable Laws in order to maintain any Regulatory Approvals for manufacturing, marketing, and sale of Licensed Products in the Territory, including, without limitation, adverse drug experience reports. Each Operating Party shall cooperate with the other Operating Parties in preparing and filing all such reports and, upon the filing Operating Parties' request, provide the filing Operating Party with any information in the non-filing Operating Party's control which the filing Operating Party deems to be relevant to any such report. Notwithstanding the foregoing, to the extent that any Operating Party has or receives any information regarding any adverse drug experience which may be related to the use of any Licensed Product, that Operating Party shall promptly provide the other Operating Parties with all such information. Promptly after the Effective Date, the Operating Parties shall, as part of the Development Plan, determine the procedures to be followed with respect to reporting adverse drug experiences, such procedures to be consistent with each of the Operating Parties' obligations under Applicable Laws.

      3.8 Improvements. In an effort to develop the most efficacious version of the Licensed Products for the treatment of cancer patients in the U.S. and throughout the Territory, each Operating Party shall disclose in a timely manner to Committee I and to the other Operating Parties all Improvements that such Operating Party and its Affiliates, or, in the case of CIMAB, its Licensors, invents or develops, individually, or jointly, during the term of this Agreement. Committee I shall determine whether to incorporate an Improvement into the Development Plan. If Committee I incorporates an Improvement into the Development Plan, Committee I shall also recommend whether such Improvement shall occur in lieu of or in addition to the then-current activities underway pursuant to the Development Plan.

      3.9 Maintenance of Records. Each Operating Party shall keep and maintain, and shall cause its Affiliates and Sublicensees, to keep and maintain, accurate and complete records of all Development Work and all results of any trials, studies and other investigations conducted under this Agreement by or on behalf of such Operating Party for the period of time retention of such records is required under all Applicable Laws. For so long as a Operating Party is conducting Development Work hereunder, such Operating Party shall prepare and submit to Committee I, on a semi-annual basis, written progress reports summarizing the current status and progress of the Development Work. Each Operating Party shall have access, on reasonable notice, to all records required to be kept and maintained under this section 3.9.

                                                                   CONFIDENTIAL

      3.10 Inspection. Each Operating Party, or such Operating Party's authorized representatives, at the Operating Party's own expense, may visit the facilities of the other Operating Parties or the other Operating Parties' Affiliates and Sublicensees where Development Work is being performed during normal business hours upon reasonable notice without undue interruption to normal business operations. In the event an Operating Party's representatives, or any of them, are not able to obtain visas, the Operating Party may retain and appoint other Persons reasonably acceptably to the Operating Party being inspected, including without limitation nationals of the country where the facility is located, to carry out such inspections, provided, however, that all such Persons performing such inspections shall be bound by a non-disclosure and confidentiality agreement to the Operating Party being inspected. A report detailing the results of all such inspections shall be provided to the chief executive officers of each of the Parties promptly following any such inspection.

                                    ARTICLE 4

                                    MARKETING

      4.1 Marketing. Within 180 days after the Effective Date, TARCANTA and TARCANTA LTD., shall prepare a preliminary plan detailing TARCANTA and TARCANTA LTD.'s plans for marketing the Licensed Products within the Territory, including any strategy to grant sublicenses (as such plan is in effect from time to time, the "Marketing Plan").

      4.2 Committee II. Within ninety (90) days after the Effective Date, TARCANTA and TARCANTA LTD. shall appoint two (2) individuals and CIMAB shall appoint two (2) individuals to serve as its representatives on Committee II. Each Operating Party shall have the right to change any or all of its representatives on Committee II upon written notice to the other Operating Parties. Committee II may appoint individuals to serve as representatives on subcommittees to assist Committee II with respect to any particular area, and members of Committee I may attend all meetings of Committee II.

            4.2.1 Committee II shall meet not less frequently than twice per calendar year following its organization, on such dates and at such times and locations as agreed to by the Operating Parties. Consistent with industry practices for a licensing agreement of this nature, Committee II shall review the Marketing Plan for the Licensed Products. In the event any of CIMAB's representatives are not granted visas to attend a meeting scheduled to be held in the U.S., the meeting shall be held in a third-country or, upon mutual agreement, in Cuba. In the event that any Operating Party disagrees with the Marketing Plan for the Licensed Products, the decision shall be referred to the chief executive officers of the Parties for resolution. In the event that the chief executive officers of the Parties are not able to reach a timely resolution of the matter in question, TARCANTA and TARCANTA LTD. will have the right to make a final decision with respect to all activities that impact the marketing of the Licensed Product within the Territory, provided, however, that if the chief executive officers of the Parties are unable to reach a timely resolution on a decision that requires a material expenditure of funds by CIMAB, the disagreement shall be referred to the Dispute Resolution procedure detailed in this Agreement. Members of Committee II may attend a meeting of Committee II either in person, by telephone, or by videoconference, but not by proxy.

                                                                   CONFIDENTIAL

                                    ARTICLE 5

                             CONSIDERATION AND COSTS

      5.1 Development Phase Payments (Technology Transfer Fees and Development Phase Milestone Fees). In consideration of CIMAB's efforts in developing the Licensed Products prior to the Effective Date, the transfer of the Transferred Assets to be made by CIMAB to TARCANTA or TARCANTA LTD. in accordance herewith, and in consideration of the rights granted to TARCANTA and/or TARCANTA LTD. hereunder, TARCANTA and/or TARCANTA LTD. shall be responsible for payment of the following Technology Transfer Fees and Development Phase Milestone Fees in accordance with the following terms and conditions:

            5.1.1 Technology Transfer Fees and Development Phase Milestone Fees. TARCANTA and/or TARCANTA LTD. shall, upon the satisfactory completion of the milestones listed next to each particular milestone payment, make payments in the total amounts specified for each such milestone in this Section 5.1.1. Once paid, such payments are non-refundable. With respect to the milestone payments listed below: (a) sixty-five percent (65%) shall be paid to CIMAB, 100% into the Barter Escrow Account, and (b) thirty-five percent (35%) shall be paid to YMB in cash, within thirty (30) days following the successful completion of the indicated Development Phase event triggering TARCANTA and/or TARCANTA LTD.'s obligation to make the respective payment to CIMAB and YMB:


--------------------------------------------------------------------------------------------------------------------
                                                                                               MILESTONE PAYMENT
                                       MILESTONE                                                      (US$)
--------------------------------------------------------------------------------------------------------------------
                                TECHNOLOGY TRANSFER FEES
                                ------------------------
--------------------------------------------------------------------------------------------------------------------
Upon the execution of this Agreement by all Parties.                                                 [*]
--------------------------------------------------------------------------------------------------------------------
Upon the transfer by CIMAB and acceptance by TARCANTA and/or TARCANTA LTD. of all                    [*]
documentation related to the Transferred Assets, which acceptance may not be unreasonably withheld.
--------------------------------------------------------------------------------------------------------------------
Upon the transfer by CIMAB and acceptance by TARCANTA and/or TARCANTA LTD. of                        [*]
the biological materials comprising the Transferred Assets, which transfer and acceptance will occur when requested by TARCANTA and/or TARCANTA LTD. at any time within one (1) year following the acceptance by TARCANTA and/or TARCANTA
LTD. of all documentation related to the Transferred Assets, which acceptance may not be unreasonably withheld.
--------------------------------------------------------------------------------------------------------------------
                            DEVELOPMENT PHASE MILESTONE FEES
--------------------------------------------------------------------------------------------------------------------
Upon the approval by the FDA of the first IND Submission for a Phase 2 clinical trial                [*]
of the Licensed Products.
--------------------------------------------------------------------------------------------------------------------
Upon the completion by TARCANTA and/or TARCANTA LTD. of the first Phase 2                            [*]
clinical trial of the Licensed Products, provided that such Phase 2 clinical trial evidences, to TARCANTA and/or TARCANTA LTD.'s reasonable satisfaction, anti-tumor effects in advanced cancer patients, as measured by: (i) objective evidence of tumor reduction; and/or (ii) a statistically significant increase in survival times compared with historical control of patients with the same tumor localization and clinical stage.
--------------------------------------------------------------------------------------------------------------------
Upon the submission to the FDA by TARCANTA and/or TARCANTA LTD. of the first BLA for                 [*]
the Licensed Products.
--------------------------------------------------------------------------------------------------------------------

                                                                   CONFIDENTIAL

      5.2 Commercialization Phase Payments. TARCANTA and/or TARCANTA LTD. shall, upon the satisfactory completion of the milestones listed next to each particular milestone, make payments in the total amounts specified for each such milestone in this Section 5.2. Once paid, said payments are non-refundable. With respect to the milestone payments listed below: (a) sixty-five percent (65%) shall be paid to CIMAB, 50% into the Barter Escrow Account and 50% Payment in Cash, and (b) thirty-five percent (35%) shall be paid to YMB in cash, within thirty (30) days following the successful completion of the indicated Development Phase event triggering TARCANTA and/or TARCANTA LTD.'s obligation to make the respective payment to CIMAB and YMB:

--------------------------------------------------------------------------------------------------------------------
                                       MILESTONE                                           MILESTONE PAYMENT (US$)
--------------------------------------------------------------------------------------------------------------------
Upon the approval by the FDA of the first BLA submitted by TARCANTA and/or TARCANTA                             [*]
LTD. for the Licensed Products.
--------------------------------------------------------------------------------------------------------------------
Upon the approval by FDA of any subsequent BLA submitted by TARCANTA and/or TARCANTA                            [*]
LTD. for the Licensed Products.
--------------------------------------------------------------------------------------------------------------------
Upon the approval by the Governmental Authority of the European Union (EU) of                                   [*]
the first license application to market the Licensed Products submitted by
TARCANTA and/or TARCANTA LTD. in the EU.
--------------------------------------------------------------------------------------------------------------------
Upon the approval by the Governmental Authority of Japan of the first license                                   [*]
application to market the Licensed Products submitted by TARCANTA and/or
TARCANTA LTD. in Japan.
--------------------------------------------------------------------------------------------------------------------
At the first time such time as sales by TARCANTA, TARCANTA LTD. and their respective                            [*]
Affiliates of the Licensed Products in the Territory equal a total of [*]
----------------------------------------------------------------------------------------- --------------------------

                                                                   CONFIDENTIAL

      5.3 Milestone Payments for Combination Products. In the event that TARCANTA or TARCANTA LTD. develops any Combination Products, the Milestone Payments for such Combination Products shall be as follows:

      (a) In the event that TARCANTA and/or TARCANTA LTD. have already paid a particular Milestone Payment to CIMAB in relation to the development of the EGF Vaccine under the EGF Vaccine Agreement, the Milestone Payments for the achievement of the corresponding Milestone in relation to the development of any Combination Product shall be those specified for the Licensed Products under this Agreement. In this event, the percentage of any such Milestone Payments made with respect to the Combination Products (a) to CIMAB shall be sixty-five percent (65%) of the applicable Milestone Payment, payable 100% into the Barter Escrow Account for any sales occurring during the Development Phase, and 50% into the Barter Escrow Account and 50% in Payment in Cash for any sales occurring during the Commercialization Phase, and (b) to YMB shall be thirty-five percent (35%) of the applicable Milestone Payment, payable in cash.

      (b) In the event, however, that TARCANTA and/or TARCANTA LTD. have not already paid a particular Milestone Payment to CIMAB in relation to the development of the EGF Vaccine under the EGF Vaccine Agreement, the Milestone Payments for the achievement of the corresponding Milestone in relation to the development of any Combination Product shall be those specified for the Licensed Products under the EGF Vaccine Agreement. In this event, YMB shall receive thirty-five percent (35%) of the corresponding amount of the Milestone Payment it would have received under this Agreement, payable in cash, and CIMAB shall receive the balance of the Milestone Payment, payable 100% into the Barter Escrow Account for any sales occurring during the Development Phase, and 50% into the Barter Escrow Account and 50% in Payment in Cash for any sales occurring during the Commercialization Phase.

      (c) Furthermore, if any milestone payments have already paid by TARCANTA or TARCANTA LTD. upon the execution of this Agreement, upon the acceptance of the documentation and the biological materials that comprise the Transferred Assets, such milestones shall not be payable again in connection with the development of any Combination Products.

      (d) The percentage of any milestone payments made with respect to the Combination Products (a) to CIMAB shall be sixty-five percent (65%), payable 100% into the Barter Escrow Account for any sales occurring during the Development Phase, and 50% into the Barter Escrow Account and 50% in Payment in Cash for any sales occurring during the Commercialization Phase, and (b) to YMB shall be thirty-five percent (35%), payable in cash.

      5.4 Royalty Payments. TARCANTA and TARCANTA LTD. shall pay a royalty payment of [*] of Net Sales from sales of the Licensed Products ("Royalty(ies)"). With respect to such Royalties: (a) sixty-five percent (65%) shall be paid to CIMAB, 100% into the Barter Escrow Account for any sales occurring during the Development Phase, and 100% into the Barter Escrow Account, 50% of each such payment to be made for the purchase of Barter Goods and 50% to be made for Payment in Cash for any sales occurring during the Commercialization Phase, and (b) thirty-five percent (35%) shall be paid to YMB in cash.

                                                                   CONFIDENTIAL

            5.4.1 Royalty Payments for Combination Products. Notwithstanding anything in this Agreement or the EGF Vaccine Agreement to the contrary, TARCANTA and TARCANTA LTD. shall pay a royalty payment of [*] of the Net Sales of any Combination Products. With respect to royalty payments on Combination Products, the percentage of such royalty payments payable to CIMAB, as opposed to YMB, shall be based upon the proportion of the Net Sales of the Combination Product (NS) attributable to the Licensed Product based on comparing the manufacturing cost of the Licensed Product (ML) with the manufacturing cost of the Combination Product (MC), as in the following formula:

      o     NS of Licensed Product = (ML/MC) x NS of Combination Product,

            Amount payable to CIMAB = NS of Licensed Product,

            Amount payable to YMB = NS of Combination Product - NS of Licensed Product.

      o By way of example, in the event that the ML is $[*], and the MC is $[*], and the Net Sales of the Combination Product are $[*], CIMAB shall receive $[*], and YMB shall receive $[*].

                  Any such payments shall be paid to CIMAB, 100% into the Barter Escrow Account for any sales occurring during the Development Phase, and 50% into the Barter Escrow Account and 50% in Payment in Cash for any sales occurring during the Commercialization Phase, and to YMB in cash. In the event of any dispute with respect to this formula between YMB and CIMAB, TARCANTA and TARCANTA LTD. shall be entitled to withhold payment of all such royalties until YMB and CIMAB have provided TARCANTA and TARCANTA LTD. with a writing, signed by YMB and CIMAB, certifying their agreement to the formula to be used by TARCANTA and TARCANTA LTD. to allocate such payments between them.

      5.5 Option to Modify YMB's Milestone Fee and Royalty Percentage. At any time prior to September 30, 2005, TARCANTA and TARCANTA LTD. shall have the option, in their sole and absolute discretion, to pay to YMB a total of One Million Dollars (U.S. $1,000,000' the "Additional Payment") in order to effect a decrease in certain amounts owed to YMB under this Agreement. Upon the receipt of the Additional Payment, the following amounts owed to YMB under this Agreement shall be decreased from thirty-five percent (35%) to twenty-five percent (25%) of the total amount owed by TARCANTA and/or TARCANTA LTD. to CIMAB and YMB: (a) the percentage of the Technology Transfer Fees and Development Phase Milestone Fees owed to YMB under Section 5.1.1, (b) the percentage of the Commercialization Phase Payments owed to YMB under Section 5.2, (c) the percentage of the milestones owed to YMB for any Combination Product under
Section 5.3, (d) the percentage of any Royalties owed to YMB for sales of any Licensed Products under Section 5.4., and (e) the percentage of any sublicensing payments owed to YMB under Section 5.7, below. An equivalent reduction shall be made to any Royalties owed to YMB for sales of any Combination Products.

                                                                   CONFIDENTIAL

      5.6 Regulatory Approval Costs. TARCANTA and TARCANTA LTD. shall be responsible for all costs associated with preparing and filing Regulatory Applications, and obtaining and maintaining Regulatory Approvals for Licensed Products in the Territory.

      5.7 Clinical Studies Costs. TARCANTA and TARCANTA LTD. shall be responsible for all costs associated with the clinical studies related to Licensed Products that are undertaken by TARCANTA, TARCANTA LTD. and their respective Affiliates and Sublicensees in accordance with this Agreement.

      5.8 Sublicensing. If TARCANTA or TARCANTA LTD. elects to grant a sublicense to any Third Party to market or sell Licensed Products anywhere in the Territory pursuant to Section 2.2, TARCANTA or TARCANTA LTD., depending on which had granted the sublicense shall, in addition to all other payments provided for in this Agreement, pay to CIMAB and YMB, within thirty (30) days of receipt, the amounts listed below. With respect to all such payments: (a) sixty-five percent (65%) shall be paid to CIMAB, 100% into the Barter Escrow Account for all such payments during the Development Phase, and 100% into the Barter Escrow Account, 50% in of each such payment to be made for the purchase of Barter Goods, and 50% to be made for Payment in Cash, for all such payments during the Commercialization Phase, and (b) thirty-five percent (35%) shall be paid to YMB in cash:

            (a) If the sublicense is executed before TARCANTA or TARCANTA LTD. has initiated any Phase 2 Clinical Trial with a Licensed Product in the Territory, a [*] portion of any royalty payments, license fees, milestone payments or other monetary payments received by TARCANTA or TARCANTA LTD. as a result of such agreement with a Third Party, but excluding any research support, equity or other non-monetary payments or consideration received by TARCANTA or TARCANTA LTD..

            (b) If the sublicense is executed after TARCANTA or TARCANTA LTD. has initiated any Phase 2 Clinical Trial with a Licensed Product in the Territory, a [*] portion of any royalty payments, license fees, milestone payments or other monetary payments received by TARCANTA or TARCANTA LTD. as a result of such agreement with a Third Party, but excluding any research support, equity or other non-monetary payments or consideration received by TARCANTA or TARCANTA LTD..

      5.9 Securing Payments Under Article 5. TARCANTA and/or TARCANTA LTD. shall periodically transfer funds owed to CIMAB under this Agreement in advance into an escrow account in a reputable bank in London or Ireland (the "Holding Account"), and CIMAB shall have no accrued interest in such funds at the time of such transfer. At such time as the milestone is achieved, and CIMAB shall have an interest in such funds, the funds shall be promptly transferred into the Barter Escrow Account for the making of Barter Payments and/or Payments in Cash directly to CIMAB in cash as prescribed hereunder. Funds from the Holding Account shall be paid into the Barter Escrow Account to be made as payment for the purchase of Barter Goods during the Development Phase, and to be made 50% for the purchase of Barter Goods and 50% in Payments in Cash, during the Commercialization Phase.

                                                                   CONFIDENTIAL

            5.9.1 TARCANTA and TARCANTA LTD. shall appoint Citibank International plc of London, England ("Escrowee"), which is not a Cuban national, to act as Escrowee of the Holding Account under an escrow agreement that obligates the Escrowee to hold such funds transferred, and to be transferred, by TARCANTA and/or TARCANTA LTD., in the Holding Account in accordance with the terms of said escrow agreement, and to draw upon the Holding Account to make payments into the Barter Escrow Account or to CIMAB in Payments in Cash upon either of the following events: (i) TARCANTA or TARCANTA LTD. notifying the Escrowee of the occurrence of the events triggering TARCANTA or TARCANTA LTD.'s obligation to make milestone payments, or Royalty payments under this Article 5 and the amounts thereof, or (ii) in the case where the achievement of milestones may be unequivocably verified by a press release disclosed in a public filing by TARCANTA or its Affiliates under the Securities Laws of the U.S., by CIMAB providing the Escrowee with a copy of said press release, and upon Escrowee's confirmation of the authenticity of said press release by confirming same in the filings for TARCANTA or its Affiliates on the U.S. Securities and Exchange Commission's internet site. TARCANTA or TARCANTA LTD. may require immediate return of all escrowed funds to TARCANTA and/or TARCANTA LTD. in the event that the Agreement is terminated. TARCANTA and TARCANTA LTD. further agree to provide a true copy of said escrow agreement to CIMAB for its review and approval prior to the execution of same, provided that such approval shall not be unreasonably withheld.

            5.9.1 As to each payment to be made by the Escrowee, TARCANTA or TARCANTA LTD. shall advise the Escrowee as to whether the payment is required to be made under this Agreement by payment for Barter Goods, or by Payment in Cash to CIMAB, and the Escrowee shall act accordingly.

            5.9.2 The Escrowee and TARCANTA or TARCANTA LTD. shall each notify CIMAB in writing of the transfer and receipt, respectively, of transfers to the Holding Account and the amounts thereof.

            5.9.3 TARCANTA and TARCANTA LTD. shall maintain the Holding Agreement in effect during the term of this Agreement.

            5.9.4 TARCANTA and TARCANTA LTD. shall be entitled to receive any interest earned on the Holding Account as it is earned.

            5.9.5 TARCANTA and TARCANTA LTD. shall transfer funds to the Holding Account according to the following schedule, provided, however, that CIMAB shall have no right or interest in these funds until the milestone is achieved and the funds are transferred into the Barter Escrow Account, or paid in cash, as provided for in this Agreement:

                                                                   CONFIDENTIAL

----------------------------------------------------------------------------------------------------------------------
                            EVENT                                PAYMENT (US$)     TIMING OF HOLDING ACCOUNT DEPOSIT
----------------------------------------------------------------------------------------------------------------------
Upon the execution of this Agreement by all Parties.                  [*]         Not applicable.
----------------------------------------------------------------------------------------------------------------------
Upon the transfer by CIMAB and acceptance by TARCANTA and/or          [*]         Within 30 days after the
TARCANTA LTD. of all documentation related to the Transferred                     Effective Date.
Assets, which acceptance may not be unreasonably withheld.
----------------------------------------------------------------------------------------------------------------------
Upon the transfer by CIMAB and acceptance by TARCANTA and/or          [*]         Within 30 days after the
TARCANTA LTD. of the biological materials comprising the                          Effective Date.
Transferred Assets, which acceptance may not be unreasonably withheld.
----------------------------------------------------------------------------------------------------------------------
Upon the approval by the FDA of the first IND Submission by           [*]         Upon the filing of the first IND
TARCANTA and/or TARCANTA LTD. for a Phase 2 clinical trial of                     for the Licensed Products with
the Licensed Products.                                                            FDA by TARCANTA and/or TARCANTA
                                                                                  LTD.
----------------------------------------------------------------------------------------------------------------------
Upon the completion by TARCANTA and/or TARCANTA LTD. of the           [*]         Upon the initiation of the first
first Phase 2 clinical trial of the Licensed Products,                            Phase 2 clinical trial for the
provided that such Phase 2 clinical trial evidences, to                           Licensed Products by TARCANTA
TARCANTA and TARCANTA LTD.'s reasonable satisfaction,                             and/or TARCANTA LTD.
anti-tumor effects in advanced cancer patients, as measured
by: (i) objective evidence of tumor reduction; and/or (ii) a statistically significant increase in survival times compared with historical control of patients with the same tumor
localization and clinical stage.
----------------------------------------------------------------------------------------------------------------------
Upon the submission by TARCANTA and/or TARCANTA LTD. to the           [*]         Upon the initiation by TARCANTA
FDA of the first BLA for the Licensed Products.                                   and/or TARCANTA LTD. of the first
                                                                                  Phase 3 (pivotal) clinical trial of
                                                                                  the Licensed Products.
----------------------------------------------------------------------------------------------------------------------
Upon the approval by the FDA of the first BLA submitted by            [*]         Upon filing by TARCANTA and/or
TARCANTA and/or TARCANTA LTD. for the Licensed Products.                          TARCANTA LTD. of the first BLA
                                                                                  for the Licensed Products with FDA
----------------------------------------------------------------------------------------------------------------------
Upon the approval by FDA of any subsequent BLA submitted by           [*]        Upon filing by TARCANTA of each
TARCANTA and/or TARCANTA LTD. for the Licensed Products.                         such subsequent BLA for the
                                                                                 Licensed Products with FDA (if
                                                                                 any).
----------------------------------------------------------------------------------------------------------------------
Upon the approval by the Governmental Authority of the                [*]         Upon filing by TARCANTA and/or
European Union (EU) of the first license application                              TARCANTA LTD. of the first market
submitted by TARCANTA and/or TARCANTA LTD. to market the                          application for the Licensed
Licensed Products in the EU.                                                      Products in the EU
----------------------------------------------------------------------------------------------------------------------
Upon the approval by the Governmental Authority of Japan of           [*]         Upon filing by TARCANTA and/or
the first license application to market the Licensed Products                     TARCANTA LTD. of the first market
submitted by TARCANTA and/or TARCANTA LTD. in Japan.                              application for the Licensed
                                                                                  Products in Japan
----------------------------------------------------------------------------------------------------------------------
At the first time sales by TARCANTA, TARCANTA LTD. and their          [*]         Not applicable.
Affiliates of the Licensed Products in the Territory equal a total of [*]
----------------------------------------------------------------------------------------------------------------------
Royalties for Other Countries.                                        [*]         As marketing approval is received
                                                                                  by TARCANTA and/or TARCANTA LTD.
                                                                                  for each of the Other Countries,
                                                                                  a balance of approximately 3
                                                                                  months estimated Royalties shall
                                                                                  be maintained in the Escrow
                                                                                  Account.
----------------------------------------------------------------------------------------------------------------------

                                                                   CONFIDENTIAL

            5.9.6 Notwithstanding any other provision of this Agreement to the contrary, if CIMAB does not receive timely payment of its sixty-five percent (65%) portion of the initial [*] Technology Transfer Fee payable upon the execution of this Agreement by all Parties (which is payable to CIMAB 100% in Barter), CIMAB may terminate this Agreement. TARCANTA and/or TARCANTA LTD.'s failure to make any of the deposits into the Holding Account in the amounts and at the times required by the schedule set out in Section 5.7.5 shall be subject to CIMAB's rights and remedies as set forth in Section 12.3.

            5.9.7 TARCANTA and/or TARCANTA LTD.'s transfer of funds to the Holding Account as required by this Agreement or otherwise shall not constitute payment to CIMAB or discharge of any of TARCANTA and/or TARCANTA LTD.'s obligations under this Agreement to make payment to CIMAB (whether by payments for Barter Goods or for Payments in Cash). The failure of the Escrowee to make payments for Barter Goods or to CIMAB for Payment in Cash, shall not constitute any excuse for TARCANTA or TARCANTA LTD.'s failure to make the payments required by this Agreement.

                                                                   CONFIDENTIAL

      5.10 Taxes and Withholding All payments under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Applicable Laws. If the paying Operating Party is so required to deduct or withhold, such Operating Party will (i) promptly notify the other Operating Party of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Operating Party, (iii) promptly forward to the other Operating Party an official receipt (or certified copy) or other documentation reasonably acceptable to the other Operating Party evidencing such payment to such authorities.

      5.11 Currency. All payments and calculations hereunder shall be in Euros in an amount equivalent to the amount due in U.S. dollars at the exchange rate offered by the Bank of America on the date upon which payment is due, provided, however, that in the event that CIMAB is prevented from receiving payment in Euros by Applicable Laws, CIMAB may, during the period when such laws are in effect, designate that all subsequent payments shall be in another currency designated by CIMAB, provided further, however, that such other currency shall not be any currency of Cuba. As applicable, Net Sales and expenses incurred by either Operating Party shall be translated into U.S. dollars in accordance with TARCANTA's customary and usual translation procedures, consistently applied., provided, however, that Net Sales received by TARCANTA or TARCANTA LTD. in Euros shall not be translated into U.S. dollars, but shall be paid as a percentage of Euros received in accordance with the terms of this Agreement.

      5.12 Payments

            5.12.1. Payments in Cash. TARCANTA and/or TARCANTA LTD. shall direct the Escrowee to make the Payments in Cash from the Barter Escrow Account to CIMAB by wire transfer of immediately available funds to an account at a bank in a Third Country reasonably designated by CIMAB from time to time in writing, and payments in cash to YMB by wire transfer of immediately available funds to an account at a bank in a Third Country reasonably designated by YMB from time to time in writing. TARCANTA LTD. shall so direct the Escrowee promptly upon the Barter Escrow Account receiving funds to be used for Payments in Cash.

            5.12.2. If any sum due and payable under this Agreement shall not have been paid or, as applicable, deposited in the Holding Account or the Barter Escrow Account, on or before the applicable due date, compound interest shall accrue on the unpaid amount at the rate of one percent (1%) per month or, if less, the maximum rate permitted under applicable law from the payment due date, until the actual date of payment without prejudice to any other claim or remedy available to the non-paying Party.

                                                                   CONFIDENTIAL

            5.12.3 Payments into Barter Escrow Account. Where this Agreement provides for payments into the Barter Escrow Account, TARCANTA and/or TARCANTA LTD. shall be responsible for all amounts due for payment into the Barter Escrow Account when due under this Agreement, which shall be accomplished by either direct payment by TARCANTA or TARCANTA LTD. into the Barter Escrow Account or by payment of the amount due into the Barter Escrow Account by the Holding Account escrowee. The funds in the Barter Escrow Account shall only be used to carry out CIMAB's purchase of Barter Goods from U.S. sources or to make Payment in Cash to CIMAB, in accordance with the terms of this Agreement. Whenever CIMAB intends to purchase Barter Goods using the funds deposited in the Barter Escrow Account, CIMAB shall provide the escrow agent at the bank at which the Barter Escrow Account is maintained and TARCANTA LTD. with a purchase order to a Third Party supplier of Barter Goods that identifies the Barter Goods being purchased. Upon confirmation by TARCANTA LTD. to the bank and its escrow agent that the goods listed on the purchase order conform to the definition of Barter Goods, and upon further confirmation by the bank and its escrow agent that CIMAB has declared on such purchase order that said Barter Goods are to be used for public health purposes of the Cuban people, the bank and its escrow agent shall pay the Third Party supplier in accordance with its invoice for the sale of the items identified on the purchase order by transfer of funds, or honoring the presentation of drafts, to or at the order of the Third Party supplier. Prior to the initial payments into the Barter Escrow Account, TARCANTA or TARCANTA LTD. shall determine that the bank at which the Barter Escrow Account is maintained has obligated itself to act in accordance with the foregoing procedures concerning use of the funds in the Barter Escrow Account, and shall be entitled to determine from time to time that this obligation remains in effect. The Barter Escrow Account shall be opened and maintained at Citibank International plc, London, England, or such other bank as may be mutually agreeable to the Operating Parties, and TARCANTA and/or TARCANTA LTD. will pay the fees required to establish and maintain the Barter Escrow Account, including fees payable for the services of the escrow agent. CIMAB will be entitled to all interest on the funds deposited into the Barter Escrow Account, which interest shall also be payable in Bartered Goods. CIMAB shall be entitled to request that TARCANTA and TARCANTA LTD. transfer the Barter Escrow Account to another first class bank that is not a Cuban national, provided, however, that (a) such bank is a financial institution that is a U.S. bank, a foreign subsidiary or branch of a U.S. bank, or a bank that is owned or controlled by a U.S. bank, (b) TARCANTA or TARCANTA LTD. determines that the successor bank has obligated itself to operate the account as set forth herein, and (c) such transfer shall not cause TARCANTA or TARCANTA LTD. to pay additional taxes in connection with the transfer of funds to, or the maintenance of, such account. Use of the funds in the Barter Escrow Account for the purchase of Barter Goods under this Section 5.12.3 shall include the purchase of Barter Goods, as well as for shipping and insurance costs for delivery of said goods to CIMAB in Cuba. The escrow agent of the bank shall be appointed by the bank with the consent of CIMAB, TARCANTA and TARCANTA LTD., and shall be a national of any country in the European Union.

            5.12.4 Immediately upon U.S. law, and/or the U.S. Treasury Department's Office of Foreign Assets Control, permitting payments required by this Agreement to be made into the Barter Escrow Account to be made instead in Cash to CIMAB, all payments required by this Agreement to be made into the Barter Escrow Account shall instead be made in Cash directly to CIMAB. Immediately upon U.S. law, or the U.S. Treasury Department's Office of Foreign Assets Control, removing any restrictions on Cuban nationals engaging in the transactions that, under the express terms of this Agreement, Cuban nationals are disqualified from undertaking, such disqualifications shall be deemed to have been eliminated from this Agreement.

                                                                   CONFIDENTIAL

            5.12.5 In the event that U.S. law, or the decisions or orders of U.S. government authorities, prevents CIMAB from actually receiving any of the payments required to be paid to CIMAB under this Agreement, or prevents payment into the Holding Account or the Barter Escrow Account, as required under this Agreement, including without limitation payments required under this Article 5,
Article 6 and Article 7, or prevents the purchase of Bartered Goods by use of funds in the Barter Escrow Account, or in the event of any change in United States law or administrative practice that makes it impermissible for Cuban nationals, or CIMAB, to purchase and import into Cuba Bartered Goods (which circumstances hereafter in this Section 5.10.4 are described for convenience as "the Event") CIMAB may, in its reasonable discretion, exercise the following options:

      (a) Upon occurrence of the Event, CIMAB may immediately suspend fulfillment of any orders for the Licensed Products under this Agreement for the Territory until such time as it is able to receive all payments required by this Agreement. If CIMAB exercises this option, TARCANTA and TARCANTA LTD. will have the right to manufacture additional quantities of Licensed Products to make up for any shortfall.

      (b) If, after six months of its occurrence, the Event continues in effect, CIMAB and YMB shall be entitled to Royalties on account of sales of the Licensed Products in the Other Countries at the rate of [*] of Net Sales, with sixty-five percent (65%) of such Royalties payable to CIMAB and thirty-five percent (35%) payable to YMB.

      (c) In addition, between six (6) months and one (1) year following the occurrence of the Event, TARCANTA or TARCANTA LTD. may transfer its rights and obligations under this Agreement with respect to the Other Countries and Mexico to a Third Party to be designated by TARCANTA or TARCANTA LTD. and approved by CIMAB, such approval will be subject to the same provisions set forth in Section 2.2.

      (d) In addition, if, after one (1) year of the occurrence of the Event, the Event prevents actual receipt outside the U.S. in the bank in a Third Country designated pursuant to Section 5.12.1, or to the Barter Escrow Account, as applicable, of payment of Royalties for Licensed Products from the Other Countries, or prevents the purchase of Bartered Goods by use of funds in the Barter Escrow Account, or prevents Cuban nationals or CIMAB from purchasing and importing into Cuba Bartered Goods, (i) TARCANTA and TARCANTA LTD. shall retain all rights and obligations granted under this Agreement with respect to the U.S. and Canada, (ii) CIMAB may terminate all licenses to TARCANTA and TARCANTA LTD. under the Licensed Patent Rights, the Licensed Know-How, and the Improvements to make, have made, use, offer for sale, market, sell, and import the Licensed Product in the Other Countries and Mexico, and all other rights under this Agreement associated with the using, offering for sale, marketing, selling and importing in the Other Countries and Mexico granted by, under or pursuant to this Agreement, and (iii) upon any such termination by CIMAB the CIMAB-CIMYM Vaccine Agreement shall be deemed, as between CIMAB and CIMYM to have been reinstated, unamended except as set forth in Section 2.1.2, above, and in full force and effect as to all countries covered by said agreement except the U.S. and Canada, without any further action by the parties thereto. Upon such termination, all Regulatory Approvals and Regulatory Applications for the Other Countries and Mexico shall be transferred, and shall be deemed transferred to, CIMAB, as well as all data comprising preclinical and clinical studies performed by TARCANTA, TARCANTA LTD. or their Affiliates in the Other Countries, to the extent that the disclosure of any clinical study information is permitted under Applicable Laws protecting the privacy of patients participating in such studies and to the extent permitted under License number CU-73444 issued by the U.S. Department of Treasury to CancerVax Corporation, or any subsequent modification thereof. TARCANTA LTD. and TARCANTA shall provide all documents, and all cooperation, as may be necessary to effectuate said transfers in a period of 3 months from the date of receiving the Notice of Termination as prescribed below. A Notice of Termination pursuant to this paragraph, issued by CIMAB, shall be deemed full and sufficient proof of termination by all Third Parties, who shall be entitled fully to rely upon same.

                                                                   CONFIDENTIAL

      (e) CIMAB's termination of the license granted to TARCANTA LTD. and TARCANTA with respect to the Other Countries and Mexico shall constitute termination of any sublicense granted by TARCANTA LTD. and TARCANTA with respect to the Other Countries and Mexico pursuant to the terminating license.

            5.12.6 In the event that the Event abates, any modifications in the Royalty rates pursuant to Section 5.10.4 and the options exercised by CIMAB in accordance with Section 5.10.4, if any, shall remain in effect until the following condition has been satisfied: that CIMAB has received an amount equal to the amount it would have received had the Event not occurred, together with
(a) compound interest thereon at the rate of one percent (1%) per month, or such lesser amount as required under Applicable Law, and upon satisfaction of the aforesaid condition, at TARCANTA LTD. or TARCANTA's option, the status quo ante shall be restored, and this Agreement shall continue in effect according to its terms until expiration of its term as stated in Section 12 without any tolling of the Term or its earlier termination with respect to the rights of TARCANTA LTD. and TARCANTA in the Other Countries and Mexico pursuant to this Agreement. TARCANTA LTD. and TARCANTA shall exercise their option to restore the status quo ante within 90 days of the "condition" specified in the first sentence of this
Section 5.10.5 being satisfied. The Operating Parties shall agree when the condition set forth in the first sentence of this Section 5.10.5 shall have been satisfied; pending the resolution of any dispute, pursuant to the Dispute Resolution provisions or agreement, the condition set forth in the first sentence of this paragraph shall be deemed not to have been satisfied.

            5.12.7 In the event that any order of any U.S. court asserting competent jurisdiction (including without limitation, its federal and state courts asserting such jurisdiction), issued on account of claims, judgments or disputes that do not arise out of CIMAB's own activities, prevents CIMAB from receiving Payments in Cash, or prevents payments into the Holding Account or payments into the Barter Escrow Account under this Agreement, or prevents the purchase of Barter Goods by use of the funds in the Barter Escrow Account, or prevents CIMAB from purchasing and importing into Cuba Barter Goods, which circumstances hereafter in this Section 5.12.6 are described for convenience as "the Event", then, CIMAB may, in its reasonable discretion, exercise the following options:

                                                                   CONFIDENTIAL

      (a) Upon the occurrence of the Event, CIMAB may immediately suspend fulfillment of any of its obligations under this Agreement to supply the Licensed Products for the Other Countries with respect to any jurisdiction in which the aforesaid Court order is enforceable (hereafter, "affected jurisdiction"). If CIMAB exercises this option, TARCANTA and TARCANTA LTD. will have the right to manufacture additional quantities of Licensed Products to make up for any shortfalls.

      (b) During the pendency of any litigation with respect to the aforesaid court order, CIMAB and YMB shall be entitled to a royalty of [*] of Net Sales from sales of the Licensed Products in the Other Countries, with sixty-five percent (65%) of such Royalties payable to CIMAB and thirty-five percent (35%) payable to YMB, except that this subparagraph (b) shall be inapplicable to Royalties whose payment to CIMAB is prevented by the aforesaid Court order. In the event that the litigation results in the withdrawal or termination of any such order, and any funds that had not been paid to CIMAB as a result of said Court order or decision are paid to CIMAB, TARCANTA and/or TARCANTA LTD. shall be entitled to recover the additional amount paid to CIMAB and YMB under this subparagraph, which recovery shall be taken first from any past due payments released to CIMAB upon termination of the Court order and, if not sufficient, by reduction of the Royalties payable to CIMAB and YMB by twenty-five percent (25%), until the amount has been recovered.

      (c) If litigation, if any, is unsuccessful in terminating the Court order, then, upon the final decision in such litigation:

            (i) CIMAB and YMB shall be entitled to a royalty of [*] of Net Sales from sales of the Licensed Products in the Other Countries, with sixty-five percent (65%) of such Royalties payable to CIMAB and thirty-five percent (35%) payable to YMB, except that this subparagraph (c)(i) shall be inapplicable to Royalties whose payment to CIMAB is prevented by the aforesaid Court order;

            (ii) TARCANTA or TARCANTA LTD. may transfer the rights and obligations under this Agreement in the Other Countries in affected jurisdiction to a Third Party to be designated by TARCANTA or TARCANTA LTD. and approved by CIMAB, with such approval subject to the same provisions set forth in Article 2.2.

            (iii) In addition, if, after one (1) year of its occurrence, the Event prevents actual receipt of Payments in Cash outside of the U.S. in the bank in a Third Country designated pursuant to Section 5.12.1, or payment into to the Holding Account or payment into the Barter Escrow Account, of the payment of Royalties with respect to the Other Countries due on account of sales of the Licensed Products in any jurisdiction affected thereby, or prevents the purchase of Barter Goods by use of the funds in the Barter Escrow Account, or prevents CIMAB from purchasing and importing in to Cuba Bartered Goods TARCANTA and TARCANTA LTD. shall retain all rights and obligations granted under this Agreement with respect to the U.S. and Canada, but CIMAB may terminate the license under the Licensed Patent Rights, the Licensed Know-How, and the Improvements to use, offer for sale, market, sell, and import the Licensed Product in the Other Countries and Mexico in the affected jurisdiction, granted by, under or pursuant to this Agreement. Upon such termination, all Regulatory Approvals and Regulatory Applications in the Other Countries and Mexico in the affected jurisdiction shall be transferred, and shall be deemed transferred to, CIMAB, as well as all data comprising preclinical and clinical studies performed by TARCANTA, TARCANTA LTD. or their Affiliates in the Other Countries, to the extent that the disclosure of any clinical study information is permitted under Applicable Laws protecting the privacy of patients participating in such studies. TARCANTA and/or TARCANTA LTD. shall provide all documents, and all cooperation, as may be necessary to effectuate said transfers in a period of 3 months from the date of receiving the Notice of Termination as prescribed below. A Notice of Termination pursuant to this paragraph, issued by CIMAB, shall be deemed full and sufficient proof of termination by all Third Parties, who shall be entitled fully to rely upon same.


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                                                                   CONFIDENTIAL

            (iv) CIMAB's termination of the license granted to TARCANTA and TARCANTA LTD. with respect to the Other Countries and Mexico shall constitute termination of any sublicense granted by TARCANTA LTD. and TARCANTA with respect to the Other Countries and Mexico pursuant to the terminating license and, upon any such termination by CIMAB, the CIMAB-CIMYM Vaccine Agreement shall be deemed, as between CIMAB and CIMYM to have been reinstated, unamended except as set forth in Section 2.1.2, above, and in full force and effect as to all countries covered by said agreement except the U.S. and Canada, without any further action by the parties thereto.

      (d) In the event that, after the unsuccessful conclusion of the aforesaid litigation, the Court order is vacated, extinguished, or expires, by reason of satisfaction of the underlying judgment or claim or otherwise, any modifications in Royalty rates pursuant to 5.12.7, and the options exercised by CIMAB in accordance with 5.12.7, if any, shall remain in effect until CIMAB has received an amount equal to the amount it would have received but for said Court order (the "condition"). In the event the aforesaid condition is satisfied, at TARCANTA LTD. and TARCANTA's option, the status quo ante shall be restored, and this Agreement shall continue in effect according to its terms until expiration of its Term as stated in Section 12 without any tolling or its earlier termination, pursuant to this Agreement. TARCANTA LTD. and NEWNCVX-DE shall exercise their option to restore the status quo ante within 90 days of the "condition" specified in the first sentence of this paragraph being satisfied. The Parties shall agree when the condition set forth in the first sentence of this paragraph shall have been satisfied; pending the resolution of any dispute, pursuant to the Dispute Resolution procedures, or otherwise the condition shall be deemed not to have been satisfied.

            5.12.8 Notwithstanding the provisions of Section 5.12.7, in the event that any Party, in good faith, believes that the Court order referenced in
Section 5.12.7 was issued by a Court lacking competent jurisdiction, both parties will commit to join in litigation to overturn the court order as quickly as possible and, CIMAB shall not be entitled to implement any of it's remedies under Section 5.12.7 (b) and 5.12.7(c) for a period of six-months from the date on which the Court order was issued, and all Parties agree to join in litigation and use their best efforts to seek a withdrawal of the Court order.


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                                                                   CONFIDENTIAL

            5.12.9 In the event that any order of any court of the U.S. that lacks competent jurisdiction, including without limitation, any U.S. federal and state courts, issued on account of claims, judgments or disputes that do not arise out of CIMAB's own activities, prevents actual receipt of Payments in Cash outside of the U.S. in a bank in a Third Country designated pursuant to Section 5.12.1, or prevents payment into the Holding Account or the Barter Escrow Account, required under this Agreement, or prevents the purchase of Barter Goods by use of the funds in the Barter Escrow Account, or prevents CIMAB from purchasing and importing into Cuba Barter Goods, then the Parties agree to use Reasonable Commercial Efforts to secure the elimination of any such order as quickly as possible.

            5.12.10 Notwithstanding any of the other provisions of Section 5.12, in the event that U.S. law, or the decisions or orders of U.S. government authorities, or any order of any U.S. court, prevents CIMAB from actually receiving any of the payments required to be paid to CIMAB under this Agreement, the obligations of TARCANTA and TARCANTA LTD. to make any payments to YMB in accordance with the terms of this Agreement shall remain in full force and effect.

      5.13 Books of Account. TARCANTA and TARCANTA LTD. shall keep and maintain accurate and complete ---------------- records and books of account in sufficient detail and form so as to enable verification of the payments due to CIMAB under this Agreement.

      5.14 Audit Rights. TARCANTA and TARCANTA LTD. shall maintain records and books of account relating to the Licensed Product for a period of not less than seven (7) years following the year to which the records pertain. TARCANTA and TARCANTA LTD. shall permit such records and books of account to be examined only by independent certified public accountants selected by CIMAB who are qualified in the application of U.S. generally accepted accounting principles ("GAAP"), including without limitation independent certified public accountants who are Cuban nationals. No more than one (1) such audit may be conducted by or on behalf of CIMAB in any calendar year. All audits shall be conducted during TARCANTA and TARCANTA LTD.'s normal business hours and only after reasonable written prior notice. Without limitation, thirty (30) days prior written notice shall be deemed reasonable notice. If the audit shows that TARCANTA or TARCANTA LTD. owes a payment (including reimbursement of any previously overpaid amount) to CIMAB under this Agreement, TARCANTA or TARCANTA LTD., as applicable, shall promptly make such payment. The cost of such examination shall be borne by CIMAB, unless such audit reveals that TARCANTA or TARCANTA LTD. underpaid CIMAB by more than ten percent (10%), then TARCANTA or TARCANTA LTD. shall bear the cost of such audit.

      5.15 Reports. Beginning after TARCANTA or TARCANTA LTD. has received a Regulatory Approval to market the Licensed Product in the Territory, TARCANTA and TARCANTA LTD. shall provide CIMAB with a report detailing all sales activities for the Licensed Products in the Territory during the preceding calendar quarter. Such reports shall be provided to CIMAB within forty-five (45) days following the end of each calendar quarter.


                                       33
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                                                                   CONFIDENTIAL

                                    ARTICLE 6

                   SUPPLY COMMITMENTS AND MANUFACTURING RIGHTS

      6.1 Supply Commitment

            6.1.1 Supply Commitment. CIMAB shall, at no additional cost to TARCANTA or TARCANTA LTD., manufacture and supply all quantities of the Licensed Products required by TARCANTA and TARCANTA LTD. for: (a) Phase 2 clinical trials for all countries within the Territory; and (b) Phase 3 clinical trials in the Other Countries. In order to ensure an adequate supply of Licensed Products to complete the necessary clinical testing and, following the receipt of Regulatory Approvals, for the uninterrupted supply of the Licensed Products to treat patients in the U.S. and throughout the Territory, CIMAB agrees to manufacture and supply, and TARCANTA and TARCANTA LTD. shall purchase from CIMAB, all quantities of the Licensed Products required by TARCANTA, TARCANTA LTD. and their Affiliates and Sublicensees for commercial sale in the Other Countries, at a cost equal to the Transfer Price (as such term is defined below).

            6.1.2 Transfer Price. The Transfer Price for the Licensed Products shall be [*] of any Net Sales, without deduction of the Cost of Goods Sold, from the sale of the Licensed Products supplied by CIMAB. Should any purchases of Licensed Products from CIMAB occur during the Development Phase, payment will be 100% in Barter, whereas any such purchases during the Commercialization Phase will be 50% in Barter and 50% in Payment in Cash. Royalties owed to CIMAB for sale by TARCANTA and/or TARCANTA LTD. of Licensed Products during the Development Phase shall be paid 100% in Barter.

            6.1.3 Failure to Supply by CIMAB. In the event that CIMAB is unable to fully support TARCANTA LTD. and TARCANTA's quantity requirements for the Licensed Products for the Other Countries, or in the event that CIMAB fails to manufacture the Licensed Products in compliance with the Applicable Laws, TARCANTA and TARCANTA LTD. shall have the right to manufacture the Licensed Products to meet its quantity requirements or Applicable Law requirements, but only to the extent that CIMAB is unable to satisfy TARCANTA LTD. and TARCANTA's quantity requirements or requirements for Licensed Products in compliance with Applicable Laws for the Other Countries. Once CIMAB demonstrates to TARCANTA and TARCANTA LTD.'s reasonable satisfaction that it is able to fully support the quantity requirements and to fully comply with the Applicable Laws, TARCANTA AND TARCANTA LTD. shall increase its purchase of the Licensed Products to the extent of CIMAB's ability to supply the Licensed Products. To the extent that TARCANTA or TARCANTA LTD. supplies the Licensed Products for sale in the Other Countries because CIMAB has not been able to manufacture sufficient quantities, or because CIMAB has not complied with the Applicable Laws, the Royalty payable to CIMAB on such Licensed Products shall be increased from [*] to [*] of Net Sales from the sale of such Licensed Products in the Other Countries.


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
                                                                   CONFIDENTIAL

            6.1.4 Failure to Supply by TARCANTA and TARCANTA LTD.. In the event that TARCANTA or TARCANTA LTD. is unable to fully support quantity requirements for the Licensed Product for the U.S., Canada and Mexico, or in the event that TARCANTA or TARCANTA LTD. fails to manufacture the Licensed Product in compliance with the Applicable Laws, and provided that CIMAB and its Contract Manufacturer, if any, has been approved as a supplier under any BLA or other Regulatory Approval relevant to such countries, CIMAB or its Contract Manufacturer shall have the right to manufacture and TARCANTA and TARCANTA LTD. shall have the obligation to purchase from CIMAB or its Contract Manufacturer, the Licensed Products to meet quantity requirements or Applicable Law requirements, but only to the extent that TARCANTA or TARCANTA LTD. is unable to satisfy quantity requirements or Applicable Law requirements. Notwithstanding the foregoing, neither TARCANTA nor TARCANTA LTD. shall be under any obligation to bear any costs whatsoever associated with CIMAB or its Contract Manufacturer becoming an approved supplier under any BLA or other Regulatory Approval relevant to the U.S., Canada or Mexico. Once TARCANTA or TARCANTA LTD. demonstrates that it is able to fully support the quantity requirements and to fully comply with the Applicable Laws, TARCANTA or TARCANTA LTD. shall resume supplying the Licensed Products to U.S., Canada and Mexico.

      6.2. Transfer of Transferred Assets and Licensed Know-How. CIMAB shall transfer to TARCANTA or TARCANTA LTD. all rights, title and interest in and to all of the Transferred Assets and Licensed Know-How owned or Controlled By CIMAB that may be required by TARCANTA and TARCANTA LTD. to manufacture the Licensed Products in accordance with the terms of this Agreement. All documentation and information comprising the Transferred Assets and Licensed Know-How shall be provided to TARCANTA or TARCANTA LTD. according to the technology transfer protocol agreed upon by the Parties as part of the Development Plan. If additional documentation related to the testing, manufacture or development of the Licensed Product is developed by CIMAB or its Licensors during the term of the Agreement, such additional information shall also be transferred promptly to TARCANTA, TARCANTA LTD. and their Affiliates in a timely manner.

            6.2.1 Transfer of Transferred Assets and Licensed Know-How Related to the Adjuvants. [*]

      6.3 Engagement of Contract Manufacturers. TARCANTA and TARCANTA LTD., on the one hand, and CIMAB, on the other hand, each for its own account, may contract with one or more Contract Manufacturers to Finish, manufacture and supply Licensed Products to TARCANTA and TARCANTA LTD. and their Sublicensees, if any, in accordance with the terms of this Agreement, provided, however, that no assignment of rights to a Contract Manufacturer hereunder shall relieve CIMAB, TARCANTA or TARCANTA LTD. of complying fully with their obligations under this Agreement. TARCANTA, TARCANTA LTD. and CIMAB agree that all agreements engaging a Contract Manufacturer shall provide, including, without limitation, that the Contract Manufacturer will comply with (i) all Applicable Laws and all specifications and manufacturing and quality control procedures for the manufacture and quality assurance of the Licensed Products reasonably established by TARCANTA and TARCANTA LTD., and (ii) the Confidentiality provisions of this Agreement. Notwithstanding the foregoing, neither TARCANTA nor TARCANTA LTD. shall be under any obligation to bear any costs whatsoever associated with a Contract Manufacturer contracted by CIMAB becoming an approved supplier under any BLA or other Regulatory Approval relevant to the Territory.


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
                                                                   CONFIDENTIAL

                                    ARTICLE 7

                              PURCHASING PROCEDURES

      7.1. Purchasing Procedures

            7.1.1 In order to afford CIMAB time to produce sufficient quantities of the Licensed Product as required to treat cancer patients in the Other Countries, TARCANTA, TARCANTA LTD. or their Sublicensees, if any, (hereafter. "Importer" in this Article 7) shall, at least one hundred eighty (180) days prior to the planned first commercial sale within the Other Countries, and quarterly thereafter, TARCANTA LTD. or Sublicensee, if any, (hereafter "Importer" in this Article) will provide CIMAB with a twelve (12) month rolling forecast of its projected orders for Licensed Products in the Other Countries. The Importer will guarantee the purchase of seventy-five percent (75%) of the quantity specified for the first ninety (90) days of each such forecast (the "Firm Commitment Quantities").

            7.1.2. CIMAB or its Contract Manufacturer, if any, shall notify the Importer of its acceptance or rejection of a Purchase Order within ten (10) business days after CIMAB's receipt of the Purchase Order. CIMAB shall promptly notify the Importer in writing if CIMAB believes, or has reason to believe, that CIMAB will be unable to supply the Importer with at least the Firm Commitment Quantities of Licensed Products. CIMAB shall use Reasonable Commercial Efforts to manufacture one hundred twenty-five percent (125%) of the Importer's rolling six (6) month forecasted amounts.

            7.1.3. Purchase Order. The Importer shall submit to CIMAB purchase orders for the Licensed Product ("Purchase Orders"), consistent with the Importer's forecasts, at least forty-five (45) days before the Delivery Date set forth in the forecast. Each Purchase Order shall specify:

            (a) the Licensed Products to be delivered and its planned use, i.e., whether the Importer intends to use the Licensed Products for clinical trials or commercial sale;


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
                                                                   CONFIDENTIAL

            (b) the quantity of each Licensed Product to be delivered, whether the Licensed Products being ordered shall be provided in bulk packaging or final, end-user packaging configuration, and the specific labeling required to be affixed to the Licensed Product;

            (c) the Importer's required date of delivery of such Licensed Products (the "Delivery Date"), provided, however, that in no event shall the Delivery Date be sooner than thirty (30) days after CIMAB receives the Purchase Order;

            (d) the location to which such Licensed Products are to be delivered (the "Delivery Location(s)"); and

            (e) the name, address and phone number of the person to receive the notice of receipt.

      7.2 Payment, Delivery and Title. CIMAB shall deliver the Licensed Products to the Importer at the Delivery Location in the quantities and at the Delivery Dates set forth in any Purchase Order and the acceptance notice related thereto. Subject to the provisions of Section 7.6, all Licensed Product delivered to the Importer shall be non-returnable. Title and risk of loss in the Licensed Products shall transfer to the Importer upon delivery of the Licensed Products to a carrier outside of Cuba specified by the Importer for delivery to the Delivery Location. Payment by the Importer to CIMAB for the Licensed Products shall be net 30 days following delivery to the Delivery Location, and shall be payable 100% in Barter during the Development Phase, and 50% in Barter and 50% in Payment in Cash during the Commercialization Phase.

      7.3. Packaging. CIMAB shall deliver the Licensed Product to the Importer in packaging specified by the Importer.

      7.4. Shipping by CIMAB. At the instruction of the Importer as set forth in a Purchase Order, CIMAB shall arrange, in coordination with the Importer, for shipment to the Delivery Location, and all expenses related thereto shall be borne by the Importer. CIMAB shall deliver monthly invoices to Importer for the costs and fees in connection with the shipment of the Licensed Products to Importer.

      7.5 Standard Terms. It is understood that, for convenience, use is permitted of standard pre-printed forms of the Purchase Orders, acknowledgement or acceptances, or invoices in the performance of obligations hereunder; provided that any terms, conditions or provisions in such pre-printed forms which are inconsistent with or which modify or supplement this Agreement shall be null and void.

      7.6. Order Non-Conformance.


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
                                                                   CONFIDENTIAL

            7.6.1 In the event the Importer disputes the quantity of a Licensed Product in any shipment of any Licensed Product supplied to the Importer pursuant to this Agreement, Importer shall provide notice to CIMAB within sixty
(60) days after receipt of such shipment. In the case of any non-conformity that results from delivery of less than the ordered quantity of Licensed Product, CIMAB shall promptly deliver the undelivered portion of the ordered quantity of such Licensed Product to the Importer. In such case, the Importer shall pay for the quantity actually received. In the case of any non-conformity that results from delivery of more than the ordered quantity of any Licensed Product, the Importer may elect to (i) return to CIMAB any Licensed Product in excess of the quantity of such Licensed Product ordered, or (ii) accept any Licensed Product in excess of the quantity ordered as an offset against any future order(s) of such Licensed Product, in which case the Importer shall pay for the quantity actually received and accepted.

            7.6.2 In the event that the Importer disputes any invoice due to non-conformance of any Licensed Product supplied by CIMAB with the Specifications for such Licensed Product, such dispute shall be resolved in accordance with the Dispute Resolution procedures. Pending resolution of such dispute, the Importer shall pay any undisputed amount of such invoice. Upon resolution of any such dispute in favor of CIMAB, the Importer shall pay the unpaid disputed amount properly due within twenty (20) business days of such resolution, together with, if applicable, interest on such amount from the date payment would otherwise have been due at the rate of 1% per month, or such lesser amount as required under Applicable Law. Upon resolution of any such dispute in favor of the Importer, CIMAB shall refund any excess amounts paid by the Importer to the Importer within thirty (30) days of such resolution.

      7.7 Records. CIMAB shall maintain, and shall cause its Affiliates and agents to maintain, all records necessary to comply with all Applicable Laws relating to the manufacture, filling, packaging, testing, storage and shipment of Licensed Product. All such records shall be maintained for such period as may be required by Applicable Laws.

      7.8 Quality Agreement. Concurrent with the execution of this Agreement, the Operating Parties agree to enter in to a Quality Agreement in the form attached hereto as Exhibit C.

                                    ARTICLE 8

                      PRODUCT WARRANTY AND NON-CONFORMANCE

      8.1 Licensed Product Warranty by CIMAB. CIMAB represents and warrants that, upon delivery of any Licensed Product to the Delivery Location, such Licensed Product will have been manufactured, filled, packaged, stored and shipped materially in accordance with the Specifications for such Licensed Product, applicable Regulatory Approvals and all Applicable Laws. CIMAB shall be responsible for obtaining and maintaining all necessary licenses, permits or approvals required by Applicable Laws in connection with the manufacture, filling, package, testing, storage, and shipment of each such Licensed Product, including, without limitation, permits related to manufacturing facilities. TARCANTA LTD. and TARCANTA shall be responsible for obtaining all necessary import licenses, permits or approvals required by Applicable Laws, other than Cuban law, for the importation of each such Licensed Product into the Other Countries as requested by TARCANTA LTD. and TARCANTA.


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
                                                                   CONFIDENTIAL

            8.2. Licensed Product Warranty by TARCANTA. TARCANTA and TARCANTA LTD. represent and warrant that any Licensed Product manufactured by TARCANTA, TARCANTA LTD. or their Sublicensees, if any, will have been manufactured, filled, packaged, stored and shipped materially in accordance with the Specifications for such Licensed Product, applicable Regulatory Approvals and all Applicable Laws.

            8.3. Licensed Product Non-Conformance

                  8.3.1. TARCANTA and/or TARCANTA LTD. may elect in their discretion to conduct laboratory testing and other chemical analyses of any shipment of Licensed Product. If TARCANTA or TARCANTA LTD. reasonably determines that any shipment of Licensed Product does not conform to the Specifications for such Licensed Product, TARCANTA or TARCANTA LTD. shall give CIMAB notice thereof (including a sample from such shipment and copies of the results of any testing supporting TARCANTA or TARCANTA LTD.'s determination) within sixty (60) days after receipt thereof. If CIMAB confirms such non-conformity, it shall promptly so notify TARCANTA and TARCANTA LTD.. If CIMAB does not confirm such non-conformity, it shall promptly notify TARCANTA and TARCANTA LTD., and the Parties shall promptly submit samples of such disputed shipment for testing to an independent testing laboratory in the Territory or other independent Third Party expert in the Territory that is mutually acceptable to the Parties. The findings of the testing laboratory or Third Party expert shall be binding on the Parties. The expenses of such testing or other investigation shall be borne by CIMAB if the non-conformity is confirmed, and otherwise by TARCANTA or TARCANTA LTD..

                  8.3.2. If any Licensed Product upon delivery to the Delivery Location, does not conform to the warranty provided in Section 8.1 for any reason other than the willful or negligent acts or omissions of the Importer or its customers or agents, CIMAB shall credit the Importer with the price for such non-conforming Licensed Product and a credit for the Importer's actual out-of-pocket costs for return of such Licensed Product to CIMAB. Thereafter, CIMAB shall promptly replace the non-conforming Licensed Product with substitute conforming Licensed Product.

            8.4. Safety Procedures. CIMAB, TARCANTA and TARCANTA LTD. shall maintain and enforce health and safety procedures for the handling and manufacture of Licensed Product that comply in all respects with all Applicable Laws.

                                                                   CONFIDENTIAL

      8.5. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 8, NEITHER CIMAB, TARCANTA NOR TARCANTA LTD. MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON- INFRINGEMENT.

                                    ARTICLE 9

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      9.1. Representations and Warranties of the Parties. Each Party represents and warrants to the other Parties that:

      (a) Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

      (b) Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations thereunder.

      (c) This Agreement has been duly executed and delivered by, and is the legal and valid obligations binding upon such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its obligations under this Agreement by such Party (i) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a Party, including, without limitation its certificate of incorporation or by-laws, and (ii) does not violate Applicable Law or any judgment, injunction, order or decree of any Government Authority having jurisdiction over it.

      9.2. Representations and Warranties of CIMAB. CIMAB represents and warrants to TARCANTA and TARCANTA LTD. that:

      (a) As of the Effective Date, Exhibit A contains a complete and accurate list of all intellectual property owned or Controlled By CIMAB or its Licensors that comprises the Licensed Patent Rights, and CIMAB owns or controls all of the Licensed Patent Rights listed therein and all of the Licensed Know-How;

      (b) The License and Supply Agreement with CIM and the License and Supply Agreement with HEBER BIOTEC attached hereto as Exhibits D and E, respectively, are full, true and correct English translations of said agreements; such agreements are currently, and shall remain in full force and affect, without amendment, throughout the Term of this Agreement, unless agreed to the contrary in writing by the Parties; and CIMAB's execution, delivery and performance of this Agreement and all other agreements contemplated thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of CIMAB or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to CIMAB, its business or operations or any of its assets or properties.

                                                                   CONFIDENTIAL

      (c) As of the Effective Date, there are no claims, whether legal, administrative, or regulatory, that are threatened, commenced or pending against the Licensed Patent Rights or the Licensed Know-How; and CIMAB or the licensors of the Licensed Patent Rights have taken all necessary and desirable actions to maintain and protect the Licensed Patent Rights and the Licensed Patent Rights are currently in compliance in all material respects with all applicable legal requirements (including timely payment of filing, examination and maintenance fees). CIMAB's Licensors and CIMAB have taken all necessary and desirable actions to maintain and protect the Licensed Patent Rights that are subject to such licenses.

      (d) Neither CIMAB nor its Licensors have received any written notice or claim, and there have been no claims made against the Licensed Patent Rights or the licensors of any such rights, asserting the invalidity, misuse or unenforceability of the Licensed Patent Rights, and there are no valid grounds for the same.

      (e) None of the Licensed Patent Rights are involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other material litigation or proceeding of any kind in the U.S.U.S. or in any other jurisdiction in the Territory.

      (f) Neither CIMAB nor its Licensors are parties to any action or proceeding that involves a claim of infringement, misappropriation or other wrongful use or exploitation of any of the Licensed Patent Rights. Neither CIMAB nor its Licensors have received any notices of, nor are they aware of any facts which indicate a likelihood of any infringement or misappropriation by, or conflict with, any Third Party with respect to Licensed Patent Rights (including, without limitation, any demand or request that CIMAB or its licensors license any intellectual property rights from or to a Third Party).

      (g) CIMAB maintains and shall maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable it to perform its obligations as set forth under this Agreement.

      (h) CIMAB and its Licensors represents and warrants that, to the best of their knowledge, the making, using, offer for sale and sale of any of the Licensed Products in any Territory does not infringe or interfere with any patent, patent application or other intellectual property right of any third party.

      (i) CIMAB hereby represents and warrants that this project will be carried out without the use, lease, purchase or other involvement of any confiscated U.S. property in Cuba.


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
                                                                   CONFIDENTIAL

      9.3 Representations and Warranties of TARCANTA and TARCANTA LTD..

      (a) TARCANTA and TARCANTA LTD. represent and warrant to CIMAB that the financial statements of their Affiliate, CancerVax Corporation, filed with the U.S. Securities and Exchange Commission by CancerVax Corporation in its Quarterly Report on Form 10-Q for the period ending March 31, 2004, were, to the best of their knowledge as of the Effective Date, true and correct on the date of the filing of said document with the U.S. Securities and Exchange Commission, and that there has been no material change thereto that would materially adversely impact TARCANTA or TARCANTA LTD.'s capacity to carry out the terms of this Agreement.

      (b) TARCANTA maintains and shall maintain throughout the term of this Agreement a work force suitably qualified and trained, and facilities and equipment sufficient, to enable it to perform its obligations as set forth under this Agreement.

      9.4. Representations and Warranties of YMB and CIMYM. YMB and CIMYM represent and warrant to CIMAB, TARCANTA and TARCANTA LTD. that:

      (a) YMB and CIMYM shall timely provide TARCANTA, TARCANTA LTD. and CIMAB with copies of all written data, documentation, information, correspondence, reports, test results, summaries, analyses and opinions with respect to: (i) pre-clinical testing and clinical trials (including without limitation copies of clinical report forms); (ii) the prosecution of patent applications; and (iii) Regulatory Applications, developed by or on behalf of CIMYM and/or YMB in relation to the Licensed Products and the EGF Vaccine licensed to CIMYM under the CIMAB-CIMYM Vaccine Agreement prior to the Effective Date

      (b) YMB and CIMYM's execution, delivery and performance of this Agreement and all other agreements contemplated thereby will not result in any violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of CIMAB or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to CIMAB, its business or operations or any of its assets or properties.

      (c) As of the Effective Date, there are no pending claims, whether legal, administrative, or regulatory, that are threatened, commenced or pending against the Licensed Patent Rights or the Licensed Know-How; and YMB and CIMYM have taken all necessary and desirable actions to maintain and protect the Licensed Patent Rights and the Licensed Patent Rights within the Territory and are currently in compliance in all material respects with all applicable legal requirements (including timely payment of filing, examination and maintenance fees).

      (d) Neither YMB nor CIMYM have received any written notice or claim, and there have been no claims made against the Licensed Patent Rights or the licensors of any such rights, asserting the invalidity, misuse or unenforceability of the Licensed Patent Rights, and there are no valid grounds for the same.


                                       42
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                                                                   CONFIDENTIAL

      (e) None of the Licensed Patent Rights are involved in any interference, reissue, reexamination, opposition or cancellation proceeding or any other material litigation or proceeding of any kind in the U.S. or in any other jurisdiction in the Territory.

      (f) Neither YMB nor CIMYM are parties to any action or proceeding that involves a claim of infringement, misappropriation or other wrongful use or exploitation of any of the Licensed Patent Rights within the Territory. Neither YMB nor CIMYM have received any notices of, nor are they aware of any facts which indicate a likelihood of any infringement or misappropriation by, or conflict with, any Third Party with respect to Licensed Patent Rights (including, without limitation, any demand or request that CIMAB, YMB or CIMYM license any intellectual property rights from or to a Third Party).

                                   ARTICLE 10

                          INTELLECTUAL PROPERTY MATTERS

      10. 1. Ownership of Intellectual Property. As between the Parties, subject only to the licenses and covenants set forth herein, CIMAB and its Licensors shall retain all right, title and interest in and to the Licensed Patent Rights and the Licensed Know-How, and CIMAB, TARCANTA and TARCANTA LTD. shall jointly own all Improvements. For the purpose of clarification, except as expressly set forth in this Agreement, no right, license or interest is granted by either Party to the other Party, expressly or impliedly, under any of such Party's respective intellectual property. CIMAB, TARCANTA and TARCANTA LTD., and their Affiliates and Sublicensees, may use any of the Improvements, during and after the Term of this Agreement, without payment of any royalty, fee or consideration to one another.

      10.2 Ownership of Regulatory Applications and Regulatory Approvals:

            10.2.1 In the Territory, TARCANTA and/or TARCANTA LTD. shall own all right, title and interest in all Regulatory Applications necessary to obtain Regulatory Approvals required to conduct clinical trials for Licensed Product or for marketing and sale of Licensed Product, together with any Regulatory Approval obtained in connection therewith. All Regulatory Applications in the Territory, together with any Regulatory Approvals obtained in connection therewith, shall be filed in the name of TARCANTA or TARCANTA LTD..

            10.2.2 Each Party shall retain ownership and control of any of its Confidential Information included in any Regulatory Application. Notwithstanding the previous sentence, each Party agrees that it shall, except as restricted under License number CU-73444 issued by the U.S. Department of Treasury to CancerVax Corporation, or any subsequent modification thereof, not withhold from the other Party any Confidential Information necessary for the filing, maintenance, modification or protection of any Regulatory Application by such other Party, or as required under any reporting obligation under the Applicable Laws.


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
                                                                   CONFIDENTIAL

      10.3 Prosecution and Maintenance of Licensed Patent Rights. Except as otherwise agreed by the Parties, beginning on the Effective Date, TARCANTA and TARCANTA LTD. shall be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents in the Territory that are included in the Licensed Patent Rights, including all payment obligations, with the exception of (a) those patents and patent applications designated in Exhibit A as related to the "Neisseria P64K Protein" technology, which shall be prepared, filed, prosecuted and maintained by HEBER or its Licensor, consistent with its obligations to CIMAB, and (b) the patents and patent applications designated in Exhibit A as "HER-1" technology, which shall be prepared, filed, prosecuted and maintained by CIM, in consultation with TARCANTA and TARCANTA LTD., consistent with its obligations to CIMAB and with CIMAB's obligations to TARCANTA and TARCANTA LTD.; provided, however, that if the Parties agree in the future to separate the claims thereof into applications which solely cover the HER-1 technology, then TARCANTA and TARCANTA LTD. shall from such point forward, bear the responsibility for the preparation, filing, prosecution and maintenance of patents and patent applications which relate solely to the HER-1 technology.

            10.3.1 CIMAB shall execute all necessary documents and otherwise provide reasonable assistance, free of charge, to TARCANTA and TARCANTA LTD. for all actions TARCANTA and TARCANTA LTD. reasonably deem necessary to undertake relating to the preparation, filing, prosecution, and maintenance of any and all patent applications and patents in the Territory that are included in the Licensed Patent Rights.

            10.3.2 CIMAB shall promptly inform TARCANTA and TARCANTA LTD. as to all matters that come to its attention or to the attention of its Licensors that may affect the preparation, filing, prosecution or maintenance of the Licensed Patent Rights in the Territory or elsewhere, including, without limitation, all information with respect to the preparation, filing, prosecution and maintenance of those patent applications designated in Exhibit A as related to the "Neisseria P64K Protein" technology and to the "HER-1" technology.

            10.3.3 Upon thirty (30) days written notice to CIMAB, TARCANTA and/or TARCANTA LTD. may abandon their rights under this Agreement in any country(ies) in the Territory and thereafter owe no payment under Section 10.3 or any other obligation of this Agreement in those country(ies) as of the effective date of such written notice. CIMAB shall thereafter have a right, but not an obligation, to assume the responsibility for the preparation, filing, presentation and maintenance of any and all patent applications and patents that are included in the Licensed Patent Rights in such country(ies) in the Territory where TARCANTA or TARCANTA LTD. has elected to abandon its rights. In the event that CIMAB has assumed the responsibility for the preparation, filing, presentation and maintenance of any and all patent applications and patents that are included in the Licensed Patent Rights in such country(ies) in the Territory where TARCANTA and/or TARCANTA LTD. have elected to abandon such rights, TARCANTA and TARCANTA LTD.'s rights, as the case may be, with respect to the Licensed Product in such country(ies) under this Agreement shall no longer be of any effect, and YMB's rights under the CIMAB-CIMYM Vaccine Agreement with respect to such country(ies), but only with respect to such country(ies), shall be reinstated.


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
                                                                   CONFIDENTIAL

      10.4. Enforcement of Licensed Patent Rights

            10.4.1. If any patent within the Licensed Patent Rights is or might reasonably be infringed by a Third Party in the Territory (an "Infringement"), the Party first having knowledge of such Infringement shall promptly notify the other Parties in writing. Such notice shall set forth the facts of such Infringement in reasonable detail.

            10.4.2. TARCANTA and/or TARCANTA LTD. shall have the right, but not the obligation, to take action in their own names and at their sole expense to secure the cessation of any Infringement or to institute, prosecute and control legal proceedings to prevent or restrain such Infringement. CIMAB agrees to timely assist TARCANTA and TARCANTA LTD. in the prosecution of any action or legal proceedings related to such Infringement, and agrees to be joined, and to cause its Licensors to be joined, as party plaintiffs and to give the TARCANTA and TARCANTA LTD. reasonable assistance and authority to control, file, prosecute and settle the suit. Subject to the foregoing, CIMAB shall have the right, but not the obligation, to participate at its own cost and expense in any suit or other proceeding wherein the validity or enforceability of any Licensed Patent Right is at issue in the context of a claim or defense. All of TARCANTA and TARCANTA LTD.'s costs and expenses in bringing such suits (including TARCANTA and TARCANTA LTD.'s internal costs and expenses that are specifically attributable thereto) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties. Any remaining damages or other monetary awards shall be allocated [*] to CIMAB and [*] to TARCANTA and TARCANTA LTD..

            10.4.3 If TARCANTA and TARCANTA LTD. elect not to exercise their right to prosecute or take other appropriate action in connection with an Infringement or fail to take any such action within ninety (90) days of first receiving notice of such Infringement, CIMAB may do so at its own expense. If such case, TARCANTA and TARCANTA LTD. agrees to assist CIMAB in the prosecution of any action or legal proceedings related to such Infringement. Notwithstanding anything in this Agreement to the contrary, TARCANTA and TARCANTA LTD. shall have the right, but not an obligation, to participate at their own cost and expense in any suit or other proceeding wherein the validly or enforceability of any Licensed Patent Right is being invoked in the context of a claim or defense. All of CIMAB's costs and expenses in bringing such suits (including CIMAB's internal costs and expenses that are specifically attributable thereto) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties. Any remaining damages or other monetary awards shall be allocated [*] to TARCANTA and TARCANTA LTD. and [*] to CIMAB.

            10.4.4 The Party that takes action or prosecutes legal proceedings relating to the Infringement in accordance with this Agreement shall be responsible for the selection of counsel to prosecute legal proceedings.

                                                                   CONFIDENTIAL

            10.4.5 In no event shall either Operating Party settle an action or proceeding against an infringer with respect to an Infringement in the Territory without the prior written consent of the other Operating Party. Such consent shall not be unreasonably withheld or delayed, and may be withheld only if such settlement would materially and adversely affect the interest of such other Operating Party.

            10.4.6. Infringement of Third Party(ies) Rights. If any activities by TARCANTA or TARCANTA LTD. under this Agreement, including the practice of the Licensed Patent Rights, the Licensed Know-How, or the manufacture, use or sale of the Licensed Product by TARCANTA or TARCANTA LTD., their Affiliates or Sublicensees, consistent with the rights granted under this Agreement within the Territory results in a claim of infringement of the intellectual property rights of a Third Party against TARCANTA or TARCANTA LTD., their Affiliates or Sublicensees, TARCANTA and TARCANTA LTD. shall have the right, using counsel of their own choice, to defend such claim. CIMAB agrees to cooperate fully with TARCANTA and TARCANTA LTD. in their defense of the claim. Notwithstanding anything in this Agreement to the contrary, CIMAB shall have the right, but not the obligation, to participate at its own cost in the defense of such claim. All of TARCANTA and TARCANTA LTD.'s costs and expenses in defending such claims (including TARCANTA and TARCANTA LTD.'s internal costs and expenses which are specifically attributable thereto) shall be offset by TARCANTA and TARCANTA LTD. exclusively against [*] of any Royalties and any other amounts due to CIMAB under this Agreement. Such offset rights shall be made only where the claim of infringement arises from the sale, use, manufacture or importation of the Licensed Products, provided that such claim of infringement does not arise due to any invention or improvement incorporated into the Licensed Products by TARCANTA or TARCANTA LTD. without the knowledge of CIMAB.

      10.5. Trademarks and Identification

            10.5.1. TARCANTA and TARCANTA LTD. shall, at their own expense select, register and maintain the trademarks used by each such entity with respect to the Licensed Products. Neither CIMAB nor any of its Affiliates, licensors or sublicensees other than TARCANTA and TARCANTA LTD. shall have any rights in respect of such trademarks, and CIMAB agrees to use its best efforts to prevent any of its Licensors and sublicensees other than TARCANTA and TARCANTA LTD. from using such trademarks in any way.

            10.5.2. CIMAB agrees to give TARCANTA and TARCANTA LTD. prompt written notice of any unlicensed use by Third Parties of any trademark used by TARCANTA or TARCANTA LTD. with respect to the Licensed Products of which CIMAB has knowledge.

            10.5.3. TARCANTA and TARCANTA LTD. shall have the exclusive right, but not the obligation, to take action in their own names and at their sole expense to secure the cessation of any infringement or misappropriation of its trademarks or to institute, prosecute and control legal proceedings to prevent or restrain such infringement or misappropriation of its trademarks. CIMAB agrees to use its best efforts to assist TARCANTA and TARCANTA LTD., at TARCANTA or TARCANTA LTD.'s expense, in the prosecution of any action or legal proceedings related to the infringement or misappropriation of such trademarks.

                                                                   CONFIDENTIAL

            10.5.4. If permitted by Applicable Laws, all Licensed Products shall bear labeling that states that such products are either manufactured under license from CIMAB, in the case of Licensed Products manufactured by or on behalf of TARCANTA or TARCANTA LTD., their Sublicensees and Contract Manufacturers, or, in the case of Licensed Products purchased from CIMAB, that identifies CIMAB, with its address, as the manufacturer of the Licensed Products. TARCANTA and TARCANTA LTD. shall mark all Licensed Products that they manufacture for commercial sale with a legend identifying the issued patents that pertain thereto.

                                   ARTICLE 11

                                 CONFIDENTIALITY

      11.1 Confidentiality; Exceptions. Except as otherwise provided in this Agreement, the Parties agree that, during the term of this Agreement and for five (5) years thereafter, all non-public, proprietary or "confidential" marked invention disclosures, know-how, data, and technical, financial and other information of any nature whatsoever (collectively, "Confidential Information"), disclosed or submitted, either orally or in writing (including, without limitation by electronic means) or through observation, by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the purposes expressly permitted by this Agreement, and shall not be disclosed to any Third Party (including, without limitation in connection with any publications, presentations or other disclosures). Notwithstanding the foregoing, the Receiving Party may, subject to the provisions of this Agreement, disclose the Disclosing Party's Confidential Information to those of its and its Affiliates' and its Sublicensees' directors, officers, employees, agents, consultants, clinical investigators and Subcontractors that have a need to know such Confidential Information to achieve the purposes of this Agreement; provided, however, that such Party shall ensure that it and its Affiliates', Sublicensees' directors, officers, employees, agents, consultants, clinical investigators or Contract Manufacturers to whom disclosure is to be made are bound by, and take reasonable efforts to ensure compliance with, the confidentiality terms hereof. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party. The provisions of this Article 11 shall not apply to any information that can be shown by the Receiving Party:

      (a) To have been known to or in the possession of the Receiving Party prior to the date of its actual receipt from the Disclosing Party;

      (b) To be or to have become readily available to the public other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement between the Parties;

                                                                   CONFIDENTIAL

      (c) To have been disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party which had no obligation to the Disclosing Party not to disclose such information to others; or

      (d) To have been subsequently independently developed by the Receiving Party without use of the Confidential Information as demonstrated by competent written records.

      11.2. Authorized Disclosures. Notwithstanding anything in Section 11.1 to the contrary, each Party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to any Government Authority or in filing or prosecuting patent applications contemplated or prosecuting or defending litigation or complying with Applicable Laws or conducting Development Work for the purposes expressly permitted by this Agreement; provided that in the event of any such disclosure of the Disclosing Party's Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement (so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 11) and will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. Notwithstanding the above, each Party may disclose pre-clinical and clinical data and results relating to Licensed Product to qualified medical professionals for the limited purposes of marketing Licensed Product and conducting medical education initiatives reasonably designed to increase sales of Licensed Product.

      11.3. Return of Confidential Information. The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secure locations. Upon the expiration or termination of this Agreement, any and all Confidential Information possessed in tangible form by a Receiving Party, its Affiliates or Sublicensees, or its or any of their officers, directors, employees, agents, consultants or clinical investigators and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party, its Affiliates or Sublicensees, or any of their officers, directors, employees, agents, consultants or clinical investigators; provided however that a Party may retain one (1) copy of any Confidential Information in an appropriately secure location, which by Applicable Laws it must retain, for so long as such Applicable Laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with Applicable Laws or this Section 11.3.

      11.4 Publications and Announcements. Except as otherwise permitted under this Agreement or as required by law, regulation, or court order, each Party agrees not to publish any Confidential Information received from the other Party. Except as required by law, regulation or court order, each Party agrees that, without obtaining the other Party's prior written approval for any publication or any presentation, which shall not be unreasonably withheld, such Party shall not publish or present (i) any Confidential Information generated by either Party related to the development or commercialization of Licensed Product, or (ii) the results of any clinical trial studies or non-clinical studies or investigations carried out by either Party related to the development of Licensed Product. At least sixty (60) days prior to any such publication or presentation, the Party seeking to publish such information (the "Publishing Party") shall provide the other Party with a copy of the proposed abstract, manuscript or presentation (including, without limitation information to be presented verbally) for review. The other Party shall respond in writing to the Publishing Party within such time period with either approval of the proposed material or a specific statement of (a) concern based upon the need to seek patent protection, (b) concern regarding competitive disadvantage arising from the proposal, or (c) concern regarding the timing and circumstances of such disclosure in light of the other Party's business. In the event that the other Party has concerns about disclosure of Confidential Information, the Publishing Party agrees to provide the other Party with any additional information relating to the proposed disclosure, as reasonably requested. In the event of concern relating to patent protection, the Publishing Party agrees not to submit such abstract or manuscript for publication or to make such presentation until the other Party has had a reasonable period of time to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues, such period not to exceed sixty (60) additional days. In the event of concern regarding competitive disadvantage or the timing and other circumstances relevant to the disclosure, the Parties will negotiate in good faith to attempt to arrive at a compromise to permit the Publishing Party an opportunity to publish or present the disclosure within a reasonable period of time. The Publishing Party also agrees to delete from any such abstract or manuscript or presentation any Confidential Information that the other Party reasonably believes has commercial value based upon the secrecy of such information. Once approval for a publication or presentation has been granted, the Publishing Party shall be entitled to use information contained in such publication or presentation after the date of its publication or presentation without seeking further approval. It is understood that general comments made by either Party relating to the relationship between the Parties established by this Agreement, including, for example, general comments made in response to inquiries at professional meetings and other similar circumstances, are not intended to be restricted by the provisions of this Article 11 provided that such information has been disclosed to the public previously or cleared for such disclosure by the non-disclosing Party. It is understood further that Confidential Information may be disclosed by either Party to Third Parties bound by non-disclosure agreements to the extent such Confidential Information (1) is not specific to the Licensed Product and (2) is disclosed in relation to matters outside the Parties' collaboration efforts with respect to Licensed Product. Prior to any such disclosure, the disclosing Party will provide such disclosures to the other Party for such Party's approval, which shall not be unreasonably withheld.

                                                                   CONFIDENTIAL

                                   ARTICLE 12

                              TERM AND TERMINATION

      12.1. Term

            12.1.1. This Agreement shall commence as of the Effective Date and shall expire by its own terms on the later of (i) the earlier of, on a country-by-country basis (a) the expiration of the term of the last patent within the Licensed Patent Rights or (b) a determination by a court or administrative agency of competent jurisdiction that the last claim in the last patent within the Licensed Patent Rights is invalid or unenforceable, or (ii) on a country by country basis, fifteen (15) years after the First Commercial Sale of a Licensed Product developed under this Agreement, unless the term of such right and license is earlier terminated pursuant to the provisions of this
Article 12 (the "Term").

                                                                   CONFIDENTIAL

            12.1.2. Notwithstanding the provisions of Section 12.1.1 above, this Agreement may be terminated prior to expiration in accordance with the terms and conditions of this Article 12.

      12.2. Termination at Will. TARCANTA and TARCANTA LTD. may terminate this Agreement at any time in TARCANTA and TARCANTA LTD.'s sole discretion, upon not less than one hundred eighty (180) days' prior written notice to CIMAB.

      12.3. Termination for Cause. Any Operating Party may terminate this Agreement for cause if any other Operating Party commits a material breach of a material term of this Agreement, which material breach is not materially cured within sixty (60) days after written notice from the non-breaching Operating Party specifying the material breach, or, if such material breach is not susceptible of material cure within such period, the breaching Operating Party is not making diligent, good faith, best efforts to materially cure such material breach. The Parties acknowledge and agree that failure to exercise any right or option, or to take any action expressly within the discretion of a Operating Party shall not be deemed to be a material breach hereunder.

      12.4. Other Terminations. Notwithstanding anything in this Article 12 or any other provision of this Agreement to the contrary, CIMAB shall have the right to terminate this Agreement pursuant to Sections 5.9.6, 5.12.5 and 5.12.7 according to the terms of such sections or in case of the occurrence of one of the following events:

      (i) If TARCANTA and/or TARCANTA LTD. have not used Reasonable Commercial Efforts to file an IND Submission for a Phase 2 clinical trial of the Licensed Products, or any other therapeutic cancer vaccine of which the Licensed Products comprises a portion thereof, is not commenced by TARCANTA or NEWNCVX-IR in the Territory within two (2) years after the Effective Date, provided, however, that CIMAB has timely complied with all of its obligations under this Agreement.

      (ii) If the first Regulatory Approval for marketing the Licensed Products in the Territory is not obtained within twelve (12) years after the Effective Date, provided, however, that CIMAB has timely complied with all of its obligations under this Agreement.

      12.5. Termination for Insolvency. To the extent permitted by Applicable Laws, any Operating Party may terminate this Agreement upon written notice to the other Operating Parties on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder or thereunder, which appointment is not dismissed within sixty (60) days, (ii) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party's liabilities exceed the fair market value of its assets,
(iii) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter,
(iv) an assignment by the other Party for the benefit of creditors, or (v) the dissolution or liquidation of the other Party. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the Bankruptcy Code of the U.S., licenses of rights to "intellectual property." The Parties agree that both Parties, as a licensees of such rights and licenses, shall retain and may fully exercise all of their rights and elections under such Bankruptcy Code.

                                                                   CONFIDENTIAL

      12.6 Rights on Termination.

            12.6.1 In the event that CIMAB terminates this Agreement pursuant to Sections 12.2 (Termination at Will), 12.3 (Termination for Cause), Section 12.4 (Other Terminations) or pursuant to Section 12.5 (Termination for Insolvency), or Sections 5.9.6, 5.12.5 or 5.12.7, CIMAB shall not have any obligation to complete any clinical or other study in progress or any project underway pursuant to the Development Plan, as of the effective date of such termination; neither CIMAB nor YMB shall have any obligation to refund any monies previously paid to CIMAB or YMB; and TARCANTA, TARCANTA LTD. and their Sublicensees shall pay to CIMAB and YMB, respectively all monetary obligations that were due and owing to CIMAB and YMB, respectively, under the terms of this Agreement prior the effective date of such termination.

            12.6.2. Except as otherwise required to effect the other provisions of this Article 12, in the event this Agreement is terminated for any reason,
(i) all rights and obligations of the Parties and sublicenses under this Agreement shall terminate and YMB's rights under the CIMAB-CIMYM Vaccine Agreement shall be reinstated in accordance with the provisions of Section 2.1.1 of this Agreement; (ii) TARCANTA, TARCANTA LTD. and their Sublicensees shall surrender to CIMAB, or, at CIMAB's sole option, TARCANTA, TARCANTA LTD. and their Sublicensees shall destroy and provide CIMAB with a certificate signed by a Vice-President or higher ranking executive of TARCANTA, TARCANTA LTD. and their Sublicensees attesting to the destruction of, copies of any Licensed Know-How or other Confidential Information provided by CIMAB hereunder, except as noted to the contrary below in this Section 12.6.2, and the Transferred Assets; (iii) CIMAB shall surrender to TARCANTA, TARCANTA LTD. and their Sublicensees, or, at TARCANTA, TARCANTA LTD. and their Sublicensee's sole option, CIMAB shall destroy and provide TARCANTA and TARCANTA LTD. with a certificate signed by a Vice-President or higher ranking executive of CIMAB attesting to the destruction of, all copies of any Confidential Information provided by TARCANTA, TARCANTA LTD. and their Sublicensees hereunder, except as noted to the contrary in this Section 12.6.2; (iv) TARCANTA, TARCANTA LTD. or their Sublicensees will immediately upon termination, take all steps necessary for the issuance (or re-issuance, if appropriate) in the name of CIMAB or its designee of all Regulatory Approvals theretofore obtained or held by TARCANTA, TARCANTA LTD. and their Sublicensees with respect to Licensed Products; and (v) neither TARCANTA, TARCANTA LTD. nor their Sublicensees will have the right to use the Licensed Products, Licensed Know How, Licensed Patent Rights, Confidential Information, Transferred Assets and/or any other right granted to TARCANTA, TARCANTA LTD. or their Sublicensees under this Agreement, except as noted to the contrary in this Section 12.6.2. Notwithstanding anything in this Section or elsewhere in this Agreement to the contrary, in the event of any termination or expiration of this Agreement prior to its expiration, TARCANTA, TARCANTA LTD. and their Sublicensees may retain a copy of all Licensed Know-How or other Confidential Information solely for purposes related to any litigation arising out of this Agreement, including without limitation, the sale of any of the Licensed Products by TARCANTA, TARCANTA LTD. and their respective Affiliates, subsidiaries and Sublicensees.

                                                                   CONFIDENTIAL

      12.7. Accrued Rights . Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any right that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach under this Agreement. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

      12.8. Survival The following articles and sections of this Agreement shall survive the expiration or termination of this Agreement for any reason: Section 3.9, 5.13, 8.1, 8.2, 8.4, 10.1, 10.2, 10.3, 10.5.1, 12.6, 12.7, 12.8, and
Articles 11, 13, 14 and 15.

      12.9. One hundred and eighty days (180 days) before expiration of this Agreement in accordance with Section 12.1.1 of this Agreement, CIMAB shall have the option to initiate negotiations for CIMAB to supply the Licensed Products to TARCANTA and TARCANTA LTD. and their Affiliates and Sublicensees for sale in those portions of the Territory where CIMAB had supplied same under this Agreement. If CIMAB exercises this option, the Parties agree to negotiate in good faith, and shall enter into such a supply agreement, provided that (i) the terms offered by CIMAB for the supply agreement are commercially reasonable and are at least as favorable to TARCANTA and TARCANTA LTD., in the aggregate, as terms offered by any other party, (ii) TARCANTA or TARCANTA LTD. are not able to supply the Licensed Products more economically than CIMAB, (iii) CIMAB has consistently complied with its obligations to comply with all Applicable Laws during the Term of this Agreement, and (iv) the quality of the Licensed Products supplied by CIMAB has been consistently acceptable to TARCANTA and TARCANTA LTD. throughout the Term of this Agreement.

                                                                   CONFIDENTIAL

                                   ARTICLE 13

               INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

      13.1. Indemnification by CIMAB. CIMAB shall, at its sole cost and expense, indemnify, defend and hold harmless TARCANTA, TARCANTA LTD., their Affiliates, Sublicensees, officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, damages, costs, expenses (including, without limitation, reasonable attorneys' fees) which result from, arise in connection with or are related in any way to claims by a Third Party arising out of or in connection with (a) CIMAB's breach of the representations and warranties made by CIMAB in this Agreement; (b) CIMAB's willful misconduct or gross negligence; (c) any violations of Applicable Laws or regulations by CIMAB; or (d) CIMAB's material breach of the provisions of this Agreement; provided that: (i) TARCANTA or TARCANTA LTD. promptly notifies CIMAB in writing of the claim; and (ii) TARCANTA and TARCANTA LTD. provide CIMAB with all reasonable assistance, information and authority to perform the foregoing.

      13.2. Indemnification by TARCANTA and TARCANTA LTD.. TARCANTA and TARCANTA LTD. shall, at their sole cost and expense, indemnify, defend and hold harmless CIMAB, YMB and CIMYM and their officers, directors, employees and agents from and against any and all losses, liabilities, claims, obligations, damages, costs, expenses (including, without limitation, reasonable attorneys' fees) which result from, arise in connection with or are related in any way to claims by a Third Party arising out of or in connection with (a) TARCANTA or TARCANTA LTD.'s breach of the representations and warranties made by TARCANTA or TARCANTA LTD. in this Agreement; (b) TARCANTA or TARCANTA LTD.'s willful misconduct or gross negligence; (c) any violations of Applicable Laws or regulations by TARCANTA or TARCANTA LTD.; or (d) TARCANTA or TARCANTA LTD.'s material breach of the provisions of this Agreement; provided that: (i) CIMAB promptly notifies TARCANTA and TARCANTA LTD. in writing of the claim; and (ii) CIMAB provides TARCANTA and TARCANTA LTD. with all reasonable assistance, information and authority to perform the foregoing.

      13.3. Insurance. TARCANTA and TARCANTA LTD. shall, during the Term and at their sole cost and expense, be insured under a comprehensive, commercial general liability insurance policy against claims for damage (including, without limitation, claims for bodily and personal injury, death and property damage) caused by or occurring in connection with the performance or breach of this Agreement. At TARCANTA and TARCANTA LTD.'s cost, and if permitted under Applicable Laws, TARCANTA and TARCANTA LTD. shall use Reasonable Commercial Efforts to name CIMAB as an additional insured Party on each insurance policy. The coverage shall be maintained under one or more policies of insurance from a financially sound and reputable insurance company reasonably acceptable to CIMAB, providing a minimum liability protection in the amount of [*] per occurrence. Such insurance shall be primary for all purposes, and contain standard cross-liability or severability provisions. All of the policies of insurance shall contain a provision or endorsement that the coverage afforded will not be canceled, materially changed, or have renewal refused unless at least thirty (30) days' prior written notice has been given to TARCANTA, TARCANTA LTD. and CIMAB. If requested, TARCANTA and/or TARCANTA LTD. shall deliver to CIMAB insurance certificates in form and substance reasonably acceptable to CIMAB.

                                                                   CONFIDENTIAL

      13.4 Limitation of Liability; Remedies Cumulative

            13.4.1 IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, WHETHER SUCH DAMAGES ARE ALLEGED AS A RESULT OF TORTIOUS CONDUCT OR BREACH OF CONTRACT OR OTHERWISE EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

            13.4.2 THE REMEDIES PROVIDED IN THIS AGREEMENT ARE CUMULATIVE AND NOT EXCLUSIVE OR IN LIMITATION OF ANY OTHER REMEDY AVAILABLE UNDER THIS AGREEMENT OR AT LAW OR IN EQUITY.

                                   ARTICLE 14

                   GOVERNING LAW AND FORUM; DISPUTE RESOLUTION

      14.1. Governing Law. This Agreement shall be governed by the laws of England and Wales, excluding that body of law known as the conflicts of law.

      14.2. Dispute Resolution.

            14.2.1 In the event of any dispute, controversy or claim arising out of or in connection with or related to this Agreement (a "Dispute"), the Parties shall first seek to settle the Dispute in good faith by negotiation and consultation between themselves, including referral of the Dispute to the chief executive officers of each Party. When a Party believes that a Dispute has arisen, that Party will give the other Parties prompt written notice of the Dispute (a "Dispute Notice"). All negotiations pursuant to this Section 14.2,1 shall be on a without prejudice basis, and nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discloseable shall be offered or received as evidence or for any other purpose in any current or future arbitration or litigation. In the event the Parties do not resolve the Dispute (or agree upon a mechanism to resolve the Dispute) within thirty (30) days of the date of the Dispute Notice, such Dispute shall be referred by any Party to arbitration proceedings pursuant to Section 14.2.2.

                                                                   CONFIDENTIAL

            14.2.2 Subject to Section 14.2.1, the Parties agree that any Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the "Rules"), to the extent that the Rules are not varied by the terms of this Section 14.2.2. The seat of the arbitration shall be London, England, unless another location is mutually agreed by the Parties, provided always that the seat of the arbitration is in a state which has ratified the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the "New York Convention"). The arbitral tribunal shall be composed of three (3) independent arbitrators, two (2) of whom shall be nominated by the Parties to the Dispute and the third, who shall act as Chairman, who shall be jointly nominated by the party-nominated arbitrators. In the event that there are three Parties to the Dispute, the Claimant party(ies) shall (together) nominate one arbitrator and the Respondent Party(ies) shall (together) nominate one arbitrator. None of the arbitrators shall be nationals of the U.S. or Cuba. The joint languages of the arbitration shall be Spanish and English, unless the Parties agree otherwise. The arbitral tribunal may award interim or ancillary relief. Judgment on the award, and on any interim or ancillary relief, may be entered in any court having jurisdiction thereof or having jurisdiction over the Parties or their assets, or over the subject matter at issue. The arbitral tribunal shall have the power to rule on its own jurisdiction, including any objections with respect to the existence or validity of this arbitration agreement. The arbitral award shall be final and binding on the Parties, who hereby waive any right of appeal. Such award shall be enforceable pursuant to the New York Convention. The Parties agree that this Agreement and any Dispute are commercial in nature under the laws of the Republic of Cuba, the U.S. and England and Wales, including the laws relating to arbitration. This paragraph shall be treated as an agreement independent of the other terms of this Agreement. A decision by the arbitral tribunal that this Agreement is null and void shall not entail ipso jure the invalidity of this arbitration clause.

                                  ARTICLE 15.

                                  MISCELLANEOUS

      15.1 Assignment

            15.1.1 None of the Parties may assign or otherwise transfer their rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may assign or otherwise transfer its rights or obligations in whole or in part without such consent (i) to an Affiliate of such Party, provided that no such assignment shall relieve any Party as the primary obligor hereunder, or
(ii) to a Third Party in connection with the merger, consolidation, or sale of substantially all of the assets of the assigning Party, or reorganization affecting substantially all of the assets or voting control of the assigning Party, providing that no such assignment shall relieve any Party as the primary obligor hereunder.

            15.1.2 This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

                                                                   CONFIDENTIAL

      15.2 Force Majeure Except as provided for in Sections 5.9.6, 5.12.5 and 5.12.7, no Party shall lose any rights hereunder or be liable to the other Parties for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure shall promptly notify the other Party in writing setting forth the nature of such force majeure, shall use its best efforts to eliminate, remedy or overcome such force majeure and shall resume performance of its obligations hereunder as soon as reasonably practicable after such force majeure ceases.

      15.3 Separate Entities. Without limitations, CIMAB and its property are not and shall not be responsible for the acts, omissions, obligations or debts of the Republic of Cuba or any of its agencies or instrumentalities. Neither the Republic of Cuba nor any of its agencies or instrumentalities, nor any of their property, are responsible, or shall be responsible, for the acts, omissions, obligations or debts of CIMAB.

      15.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      15.5 Governmental Approvals; Compliance with Law. The Parties shall make all filings with Government Authorities as shall be required by Applicable Laws in connection with this Agreement and the activities contemplated hereunder or thereunder. It is understood and agreed that neither TARCANTA nor TARCANTA LTD. shall be required to undertake, and TARCANTA and TARCANTA LTD. shall not undertake, to sell any CIMAB product unrelated to the Licensed Products. It is understood and agreed that neither TARCANTA nor TARCANTA LTD. shall be required to transfer, and neither TARCANTA nor TARCANTA LTD. (including their officers, directors, employees and agents) will transfer to CIMAB, any technology or know-how unrelated to the Licensed Products.

      15.6 Public Announcement. No announcement, news release, public statement, publication or presentation relating to the existence of this Agreement, or the terms hereof or thereof, will be made without the other Party's prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, each Party consents to references to this Agreement in reports or documents or other disclosures sent to stockholders or filed with or submitted to any Government Authority or stock exchange or as may be required by law to be made. The Parties each agree that once approval for disclosure of information subject to this Section 15.6 has been obtained, the Party that requested such approval shall be entitled to use such information substantially in the form initially presented without an obligation to seek further approval.

      15.7 Notices. All notices required or permitted to be given under this Agreement shall be deemed given if delivered personally, on the date of delivery, or sent by express courier service, on the date of receipt, or by email or facsimile if receipt is acknowledged by email or by fax by the other Party, on the date of receipt acknowledged, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice:

                                                                   CONFIDENTIAL

                  If to CIMAB, addressed to:
                  CIMAB, S.A.
                  Address: Calle 206, No. 1926, e/ 19 y 21
                  Atabey, Playa
                  Ciudad de La Habana, Cuba
                  Attention: Norkis Arteaga Morales
                  Title:   Vice President
                  Facsimile:  53 (7) 273 3509

                  If to TARCANTA addressed to:
                  TARCANTA Inc.
                  Address: 2110 Rutherford Road
                  Carlsbad, CA 92008
                  U.S.
                  Attention: General Counsel
                  Facsimile:  (760) 494-4282

                  If to TARCANTA LTD. addressed to:
                  TARCANTA LTD. Ltd.
                  Address: 2110 Rutherford Road
                  Carlsbad, CA 92008
                  U.S.
                  Attention: General Counsel
                  Facsimile:  (760) 494-4282

                  If to YMB addressed to:
                  YM Biosciences, Inc.
                  Address: 5045 Orbitor Drive,
                  Building 11, Suite 400
                  Mississauga, Ontario
                  Canada L4W 4Y4
                  Attention: ________________
                  Facsimile:  _______________

                  If to CIMYM addressed to:
                  CIMYM, Inc.
                  Address: Chelston Park,
                  Building 2, Collymore Rock St.
                  St. Michael, Barbados
                  West Indies
                  Attention: ________________
                  Facsimile:  _______________

                                                                   CONFIDENTIAL

      15.8. Waiver. No failure of any Party to exercise and no delay in exercising any right or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

      15.9. Disclaimer of Agency. The relationship between the Parties established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give any Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as the legal representative or agent of the other Parties or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow any Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Parties for any purpose whatsoever, except as expressly set forth in this Agreement.

      15.10. Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court or administrative agency of competent jurisdiction, then (i) the remainder of such documents, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of such documents shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of such documents or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

      15.11 Third Party Beneficiaries. This Agreement and each and every provision thereof is for the exclusive benefit of the Parties hereto and not for the benefit of any third party other than as expressly stated herein.

      15.12 Entire Agreement. This Agreement, including all schedules and exhibits attached thereto, which are hereby incorporated herein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

                                                                   CONFIDENTIAL

      15.13 Compliance with U.S. Law and Court Orders. Notwithstanding anything in this agreement to the contrary, the Parties understand and agree that any and all actions that can or must be taken by TARCANTA, TARCANTA LTD., and/or their Affiliates or Sublicensees, or from which any such persons can or must refrain hereunder from performing, including, without limitation, the obligations for each such entity set forth under Sections 5.10.5, 5.10.7, 12.6.2 and 15.1.1, are and shall continue to be limited to the extent that the performance or non-performance of such obligations is permitted by U.S. law and/or any applicable Court order, but that non-performance or other failure to fully perform by TARCANTA, TARCANTA LTD. and/or their Affiliates and Sublicensees on account of U.S. law and/or any applicable Court order in no way limits CIMAB'S rights and remedies as delineated in Sections 5.10, 12.6.2 and 15.1.1.

                  (Remainder of page intentionally left blank)

                                                                   CONFIDENTIAL

      15.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have executed this Agreement by their proper officers as of the date and year first above written.

TARCANTA INC.                             CIMAB, S.A.

By: /s/ Hazel M. Aker                 By: /s/ Norkis Arteaga Morales
   ------------------                    ---------------------------
Name:  Hazel M. Aker                  Name:  Norkis Arteaga Morales
Title: SVP, General Counsel           Title: Vice President

TARCANTA LTD., LTD.

By: /s/ Hazel M. Aker
---------------------
Name:  Hazel M. Aker
Title: SVP, General Counsel

YM BIOSCIENCES, INC.                  CIMYM, INC.

By: /s/ David G. P. Allan             By: /s/ Philip S. Young
-------------------------                -------------------
Name:  David G. P. Allan              Name:  Philip S. Young
Title: Chairman and Chief Executive   Title: Director
          Officer

WITNESSED BY:                         WITNESSED BY:

/s/ David F. Hale                     /s/ Agustin Bienvenido Lage Davila
-----------------                     ----------------------------------
David F. Hale,                        Agustin Bienvenido Lage Davila
President and CEO,                    Director General,
CancerVax Corporation                 Centro de Inmunologia Molecular

                                                                   CONFIDENTIAL

                             TGF- a / HER-1 VACCINE

                                    EXHIBIT A

                                                                   CONFIDENTIAL

                                    EXHIBIT A

            TGF- a / HER-1 AGREEMENT: PATENTS AND PATENT APPLICATIONS

                                       [*]

                                                                   CONFIDENTIAL

                             TGF- a / HER-1 VACCINE

                                    EXHIBIT B

                                                                   CONFIDENTIAL

                 EXHIBIT B FOR THE TGF ALPHA AND HER 1 AGREEMENT

                                       [*]

                                                                   CONFIDENTIAL

                             TGF- a / HER-1 VACCINE

                                    EXHIBIT C

                                                                   CONFIDENTIAL

                                    EXHIBIT C

                                     FORM OF
                                QUALITY AGREEMENT
                                     BETWEEN
                          TARCANTA INC. / TARCANTA LTD.
                                       AND
                                   CIMAB, S.A.

      THIS QUALITY AGREEMENT (the "Quality Agreement") is made effective as of the __ day of __________, 2004 (the "Effective Date") by and between CIMAB, S.A., a corporation organized under the laws of Cuba, having offices at Calle 206, No. 1926, e/ 19 y 21, Atabey, Playa, Ciudad de La Habana, Cuba ("CIMAB"), on the one hand, and TARCANTA Inc., a corporation organized under the laws of the State of Delaware, United States of America, having offices at 2110 Rutherford Road, Carlsbad, California 92008 ("TARCANTA") and TARCANTA, Ltd., a corporation organized under the laws of the Republic of Ireland, having offices at 30 Herbert Street, Dublin 2, Ireland ("TARCANTA LTD."), on the other hand. TARCANTA, TARCANTA LTD. and CIMAB are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

      1. CIMAB, TARCANTA and TARCANTA LTD. have entered into a License, Development, Manufacturing and Supply Agreement (the "Agreement"), which governs the supply by CIMAB of certain Licensed Products (as defined in the Agreement; collectively, the "Products") to TARCANTA and TARCANTA LTD.; and

      2. CIM has assigned the right to enter into this Agreement to CIMAB.

      3. CIMAB, TARCANTA and TARCANTA LTD. intend that this Agreement shall provide certain quality assurance requirements appertaining to the supply of the Products.

      In consideration of the premises and of the mutual covenants and obligations set forth herein, the Parties hereby agree as set forth below.

1.0 DEFINITIONS

      1.1 All initially capitalized terms not defined in this Quality Agreement shall have the meaning ascribed to such terms in the Agreement.

      1.2 "Vendor" means any supplier of goods or services used by CIMAB in the manufacture, testing, quality control, quality assurance, shipping, distribution or storage of the Products or the facilities where CIMAB manufactures the Products.

                                                                   CONFIDENTIAL

      2.0 SUPPLY OF PRODUCTS

            2.1 Adherence to Specifications.

                  2.1.1 CIMAB shall manufacture the Products in accordance with the Specifications applicable thereto in effect at the time of the manufacture of the Products.

                  2.1.2 CIMAB may change the Specifications to ensure the safety and efficacy of, or to comply with Applicable Laws related to, the Products; however, before making any such change, CIMAB shall give TARCANTA and TARCANTA LTD. one hundred and eighty (180) days advance written notification of such proposed change and the date the change will be made. The Parties shall cooperate in good faith to attempt to resolve any objections or concerns TARCANTA and TARCANTA LTD. may have with all such proposed changes.

                  2.1.3 TARCANTA and TARCANTA LTD. may request a change to the Specification to ensure the safety and efficacy of, or to comply with Applicable Laws related to, the Products. TARCANTA and TARCANTA LTD. shall give CIMAB one hundred and eighty (180) days advance written notification of such proposed change and the date the change is requested to be made. Such changes shall be made unless CIMAB raises objections or concerns with the proposed change, in which event the Parties shall cooperate in good faith to attempt to resolve those objections or concerns.

                  2.1.4 Except to the extent Sections 2.1.2 or 2.1.3 apply, either Party may suggest or request a change to the Specifications (including but not limited to new, changed or unforeseen clinical patterns or usage, circumstances or developments). Such suggestions and requests shall be made in writing. The Parties agree to confer in good faith to consider adoption of, and either Party's objections to or concerns with, any such changes or related or comparable changes. The Parties agree to establish jointly reasonable schedules for implementing any such agreed upon changes.

                  2.1.5 No other change shall be made to the Specifications except pursuant to this Section 2.1. Any change made to the Specifications pursuant to Section 2.1 shall be effective on the date specified or as otherwise mutually agreed. Products provided thereafter shall conform to the Specifications as amended, unless otherwise mutually agreed.

            2.2 Change of Vendors.

                  2.2.1 CIMAB may change Vendors, to ensure the safety and efficacy of, or to comply with regulatory requirements related to, the Products; however, before making any such change, CIMAB shall, as far as practically possible, give TARCANTA and TARCANTA LTD. one hundred and eighty (180) days advance written notification of such proposed change and the date the change will be made. The Parties shall cooperate in good faith to attempt to resolve any objections or concerns TARCANTA and TARCANTA LTD. may have with the proposed change.

                  2.2.2 TARCANTA and TARCANTA LTD. may request a change of Vendors to ensure the safety and efficacy of, or to comply with regulatory requirements related to, the Products. TARCANTA and TARCANTA LTD. shall, as far as practically possible, give CIMAB one hundred and eighty (180) days advance written notification of such proposed change and the date the change is requested to be made. Such changes shall be made unless CIMAB raises objections or concerns with the proposed change, in which event the Parties shall cooperate in good faith to attempt to resolve those objections or concerns.

                                                                   CONFIDENTIAL

                  2.2.3 Except to the extent Sections 2.2.1 or 2.2.2 apply, either Party may suggest or request a change of Vendors, for any other reason (including but not limited to new, changed or unforeseen clinical patterns or usage, circumstances or developments). Such suggestion or request shall be made in writing. The Parties agree to confer in good faith to consider adoption of, and either Party's objections to or concerns with, such change or a related or comparable change. The Parties agree to establish jointly a reasonable schedule for implementing any such agreed upon change.

                  2.2.4 No other change of Vendors shall be made except pursuant to this Section 2.2. Any change made pursuant to Section 2.2 shall be effective on the date specified or as otherwise mutually agreed.

            2.3 Quality System Regulations. CIMAB shall manufacture all Products, and shall operate and manage its facilities, in compliance with all Applicable Laws. It shall be the sole responsibility of CIMAB to maintain regulatory compliance at its facilities.

            2.4 Vendors. CIMAB shall have in place appropriate Standard Operating Procedures (SOPs) and other written procedures governing the review and audit of its Vendors. CIMAB shall ensure that its Vendors have in place and follow appropriate written procedures and SOPs for the provision of products and services as necessary for CIMAB to remain in compliance with all Applicable Laws.

            2.5 Inspections. CIMAB shall permit TARCANTA and TARCANTA LTD. to
(a) periodically review and take copies of CIMAB's production and quality control procedures, manufacturing, quality control and regulatory documents and records related to the Products at CIMAB's facilities, and (b) visit CIMAB's facilities in order to assure satisfaction of the requirements of this Agreement and the Applicable Laws by CIMAB. Any such review or visit shall be at TARCANTA and TARCANTA LTD.'s expense, upon reasonable advance written request to CIMAB, to which CIMAB shall promptly respond and cooperate, and, if at a CIMAB facility, shall be during CIMAB's normal business hours for that facility and with a representative of CIMAB present. CIMAB shall permit TARCANTA and TARCANTA LTD. to conduct Audits no less frequently than semi-annually.

3.0 CORRECTIVE ACTION

            3.1 Corrective Action. In the event that CIMAB or TARCANTA and TARCANTA LTD. believes it necessary to take any corrective action with respect to any of the Products provided to TARCANTA and TARCANTA LTD., regardless of whether such action is initiated to comply with Applicable Laws or for other reasons, the Parties hereto agree that, after discussion between the Parties hereto, TARCANTA and TARCANTA LTD. and CIMAB will jointly "define the action to be taken" and CIMAB agrees to implement such action. As used herein, "define the action to be taken" means: (a) defining the corrective action strategy and (b) defining the effectiveness check procedure (to establish that the corrective action has been completed).


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
                                                                   CONFIDENTIAL

            3.2 Complaints.

                  3.2.1 TARCANTA and TARCANTA LTD. shall be responsible for filing all reports required to be filed under Applicable Laws in order to maintain any Regulatory Approvals for manufacturing, marketing, and sale of Licensed Products in the Territory, including, without limitation, adverse drug experience reports. Each Party shall cooperate with the other Party in preparing and filing all such reports and, upon the filing Party's request, provide the filing Party with any information in the non-filing Party's control which the filing Party deems to be relevant to any such report. Notwithstanding the foregoing, to the extent that either Party has or receives any information regarding any adverse drug experience which may be related to the use of any Licensed Product, CIMAB shall promptly provide TARCANTA and TARCANTA LTD. with all such information. Promptly after the Effective Date, the Parties shall, as part of the Development Agreement, determine the procedures to be followed with respect to reporting adverse drug experiences, such procedures to be consistent with each of the Parties' obligations under Applicable Laws.

                  3.2.2 Within ten (10) working days after receiving notification about any Licensed Product that has been the subject of a complaint or adverse event, CIMAB shall, to the extent possible based upon the information available to CIMAB, provide TARCANTA and TARCANTA LTD. with: (a) the results of CIMAB's failure investigation on the complaint; (b) a corrective and, where applicable, preventative action plan; and (c) documentation of the completion of the corrective action and/or preventative action plan, in accordance with applicable provisions of the United States Code of Federal Regulations ("CFR") and other Applicable Laws. The Parties shall cooperate with each other concerning the investigation of such complaints and adverse events, including information about specific complaints, on request.

                  3.2.3 CIMAB shall maintain a complaint management process compliant with Applicable Laws for reporting of adverse events outside the Territory, including, but not be limited to, government product approvals, post-market surveillance, product complaint management and reporting, corrective actions, and all activities related to safety alerts and recalls.

            3.3 Warning Letters and Regulatory Actions.

            CIMAB agrees to give prompt written notice to TARCANTA and TARCANTA LTD. of any reports of observations on form 483, warning letters, "untitled" letters or other similar notices of non-compliance with Applicable Laws with respect to its facilities or operations used in the provision of Products that it receives from any Government Authority. CIMAB shall cooperate with TARCANTA and TARCANTA LTD. and make available to TARCANTA and TARCANTA LTD. such information as TARCANTA and TARCANTA LTD. reasonably requests from CIMAB as necessary to respond to any Government Authority in the Territory. CIMAB agrees to keep TARCANTA and TARCANTA LTD. apprised as to the status of such regulatory actions and shall promptly notify TARCANTA and TARCANTA LTD. when such matters have been resolved.

                                                                   CONFIDENTIAL

      IN WITNESS WHEREOF, the Parties have executed this Agreement by their proper officers as of the date and year first written above.

TARCANTA, INC.                         CIMAB, S.A.

By:                                    By:
       ----------------------                 ---------------------------
       Name:                                  Name:
       Title:                                 Title:

TARCANTA, LTD.

By:
       ----------------------
       Name:
       Title:

                      [SIGNATURE PAGE TO QUALITY AGREEMENT]

                                                                   CONFIDENTIAL

                             TGF- a / HER-1 VACCINE

                                    EXHIBIT D

                                                                   CONFIDENTIAL

                                    EXHIBIT D

               PATENT AND KNOW-HOW AGREEMENT BETWEEN CIM AND CIMAB

                                       [*]

                                                                   CONFIDENTIAL

                             TGF- a / HER-1 VACCINE

                                    EXHIBIT E

                                                                   CONFIDENTIAL

                                    EXHIBIT E

          PATENT LICENSE AGREEMENT BETWEEN HEBER BIOTEC, S.A. AND CIMAB

                                       [*]